                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            INFORMATICA CORPORATION,

                       STOPWATCH ACQUISITION CORPORATION,

                               STRIVA CORPORATION

                                       AND

                   PETE SINCLAIR AS STOCKHOLDER REPRESENTATIVE

                         DATED AS OF SEPTEMBER 11, 2003

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                                TABLE OF CONTENTS

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INDEX OF EXHIBITS AND SCHEDULES......................................................................    iv

ARTICLE I THE MERGER.................................................................................     2

     1.1    The Merger...............................................................................     2
     1.2    Effective Time...........................................................................     2
     1.3    Effect of the Merger.....................................................................     2
     1.4    Certificate of Incorporation; Bylaws; Directors and Officers.............................     3
     1.5    Definitions..............................................................................     3
     1.6    Effect on Company Capital Stock, Options and Warrants....................................     7
     1.7    Dissenting Shares........................................................................     9
     1.8    Exchange Procedures; Surrender of Certificates...........................................    10
     1.9    No Further Ownership Rights in Company Capital Stock.....................................    11
     1.10   Lost, Stolen or Destroyed Certificates...................................................    11
     1.11   Taking of Necessary Action; Further Action...............................................    11
     1.12   Tax Treatment; Reorganization............................................................    12

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............................................    12

     2.1    Organization of the Company..............................................................    12
     2.2    Company Capital Structure; Securities Law................................................    13
     2.3    Subsidiaries.............................................................................    14
     2.4    Authority................................................................................    14
     2.5    No Conflict; Consents....................................................................    15
     2.6    Company and Limited Financial Statements.................................................    15
     2.7    No Undisclosed Liabilities...............................................................    16
     2.8    No Changes...............................................................................    17
     2.9    Tax and Other Returns and Reports........................................................    19
     2.10   Restrictions on Business Activities......................................................    22
     2.11   Title to Properties; Absence of Liens and Encumbrances...................................    22
     2.12   Intellectual Property....................................................................    23
     2.13   Interested Party Transactions............................................................    28
     2.14   Compliance with Laws.....................................................................    29
     2.15   Litigation...............................................................................    29
     2.16   Insurance................................................................................    29
     2.17   Minute Books.............................................................................    29
     2.18   Environmental Matters....................................................................    30
     2.19   Brokers' and Finders' Fees...............................................................    31
     2.20   Employee Matters and Benefit Plans.......................................................    31
     2.21   Employees................................................................................    35
     2.22   Governmental Authorization...............................................................    36
     2.23   Agreements, Contracts and Commitments....................................................    36
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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     2.24   Customers................................................................................    37
     2.25   Accounts Receivable......................................................................    37
     2.26   Complete Copies of Materials.............................................................    38
     2.27   Representations Complete.................................................................    38

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB..................................    38

     3.1    Organization, Standing and Power.........................................................    38
     3.2    Authority................................................................................    38
     3.3    No Conflict..............................................................................    39
     3.4    Parent Common Stock......................................................................    39
     3.5    SEC Filings; Parent Financial Statements.................................................    39
     3.6    Litigation...............................................................................    39
     3.7    Absence of Changes.......................................................................    40

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME.......................................................    40

     4.1    Conduct of Business of the Company and its Subsidiaries..................................    40
     4.2    No Solicitation..........................................................................    42

ARTICLE V ADDITIONAL AGREEMENTS......................................................................    43

     5.1    Company Stockholder Approval.............................................................    43
     5.2    Issuance of Parent Common Stock..........................................................    44
     5.3    Termination of Agreements................................................................    46
     5.4    Access to Company Information............................................................    46
     5.5    Confidentiality..........................................................................    46
     5.6    Expenses.................................................................................    47
     5.7    Public Disclosure........................................................................    47
     5.8    Consents.................................................................................    47
     5.9    FIRPTA Compliance........................................................................    47
     5.10   Reasonable Efforts.......................................................................    48
     5.11   Company's Auditors; Audit Report.........................................................    48
     5.12   Notification of Certain Matters..........................................................    48
     5.13   Additional Documents and Further Assurances..............................................    48
     5.14   Employees................................................................................    48
     5.15   Regulatory Filings.......................................................................    49
     5.16   Key Employees and Employment Agreements..................................................    49
     5.17   Company Employee Plans...................................................................    49
     5.18   Disqualified Individuals under 280G......................................................    50
     5.19   Severance Agreement and Release Waivers..................................................    50
     5.20   Spreadsheet..............................................................................    51
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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     5.21   Statement of Liabilities.................................................................    51
     5.22   Closing Date Balance Sheet...............................................................    51
     5.23   Statement of Expenses....................................................................    51
     5.24   Cash Dividend............................................................................    51
     5.25   Charter Amendment........................................................................    52
     5.26   Company Officer and Director Liability Insurance.........................................    52

ARTICLE VI CONDITIONS TO THE MERGER..................................................................    52

     6.1    Conditions to Obligations of Each Party to Effect the Merger.............................    52
     6.2    Additional Conditions to Obligations of the Company......................................    53
     6.3    Additional Conditions to the Obligations of Parent and Merger Sub........................    54

ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITY; ESCROW............................    56

     7.1    Survival of Representations and Warranties; Indemnity....................................    56
     7.2    Escrow Arrangements......................................................................    56

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER.......................................................    65

     8.1    Termination..............................................................................    65
     8.2    Effect of Termination....................................................................    66
     8.3    Amendment................................................................................    67
     8.4    Extension; Waiver........................................................................    67

ARTICLE IX GENERAL PROVISIONS........................................................................    67

     9.1    Notices..................................................................................    67
     9.2    Interpretation...........................................................................    68
     9.3    Counterparts.............................................................................    69
     9.4    Entire Agreement.........................................................................    69
     9.5    Severability.............................................................................    70
     9.6    Other Remedies...........................................................................    70
     9.7    Specific Performance.....................................................................    70
     9.8    Governing Law............................................................................    70
     9.9    Rules of Construction....................................................................    70
     9.10   Assignment...............................................................................    70
     9.11   Absence of Third Party Beneficiary Rights................................................    71
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                                                                           -iii-

                         INDEX OF EXHIBITS AND SCHEDULES

EXHIBIT           DESCRIPTION

Exhibit A         Form of Service Agreement
Exhibit B         Form of Stock Restriction Agreement
Exhibit C         Form of Written Consent
Exhibit D         Stockholder Agreement
Exhibit E         Form of Escrow Agreement
Exhibit F         Form of Legal Opinion of Counsel to Parent
Exhibit G         Form of Legal Opinion of Counsel to the Company

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of September 11, 2003 by and among Informatica Corporation, a Delaware corporation ("PARENT"), Stopwatch Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), Striva Corporation, a Delaware corporation (the "COMPANY"), and, with respect to
Article VII and Article IX hereof, Pete Sinclair (the "STOCKHOLDER REPRESENTATIVE").

                                    RECITALS

         A. The Boards of Directors of each of the Parent, the Company and Merger Sub believe it is in the best interests of each company and its respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the "MERGER") and, in furtherance thereof, have approved the Merger, this Agreement and the transactions contemplated hereby.

         B. Pursuant to the Merger, among other things, (i) all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration as set forth herein and (ii) all issued and outstanding options and warrants to purchase capital stock of the Company shall be assumed by Parent and shall thereafter represent options and warrants, respectively, to purchase shares of Common Stock, par value $0.001 per share of Parent ("PARENT COMMON STOCK") as set forth herein.

         C. A portion of the consideration otherwise payable by Parent in connection with the Merger shall be placed in escrow by Parent, and the release of such amount shall be contingent upon certain events and conditions, all as set forth in Article VII hereof.

         D. Concurrent with the execution and delivery of this Agreement, as a condition and further inducement to Parent to enter into this Agreement, certain employees of the Company are entering into Service Agreements (the "SERVICE AGREEMENTS") and Stock Restriction Agreements (the "STOCK RESTRICTION AGREEMENTS") in substantially the forms attached hereto as Exhibit A and Exhibit B, respectively.

         E. Immediately following the execution and delivery of this Agreement, and as a material inducement to Parent and Merger Sub to enter into this Agreement, the Company shall have obtained and delivered to Parent the irrevocable approval of the Merger, this Agreement and the transactions contemplated hereby, including each of the matters set forth in Section 5.1 hereof, pursuant to an Action by Written Consent, in the form attached hereto as Exhibit C (the "WRITTEN CONSENT"), signed by each of the persons listed on
Schedule 5.1 hereto, which persons shall constitute at least (i) a majority of the voting power of the outstanding shares of Company Preferred Stock, voting together as a single class, (ii) a majority of the voting power of the outstanding shares of Company Common Stock, voting together as a single class and (iii) a majority of the voting power of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class (on an as-converted to Company Common Stock basis) (the "COMPANY

STOCKHOLDER APPROVAL"), pursuant to this Agreement and the applicable provisions of Delaware Law and the Company's Certificate of Incorporation and Bylaws.

         F. The Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

         NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

         1.1 The Merger. At the Effective Time (as defined in Section 1.2 below) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of Delaware ("DELAWARE LAW"), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

         1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1 hereof, the closing of the Merger (the "CLOSING") will take place as promptly as practicable, but no later than five (5) business days, following satisfaction or waiver of the conditions set forth in Article VI hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, unless another place or time is agreed to in writing by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "CLOSING DATE." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware (the "CERTIFICATE OF MERGER"), in accordance with the relevant provisions of applicable law (the time of acceptance by the Secretary of State of the State of Delaware of such filing being referred to herein as the "EFFECTIVE TIME").

         1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

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         1.4      Certificate of Incorporation; Bylaws; Directors and Officers.

                  (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, which shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation shall be amended to read as follows: "The name of this corporation is Stopwatch Corporation."

                  (b) Unless otherwise determined by Parent prior to the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation (except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be changed to Stopwatch Corporation) until thereafter amended as provided by law and as provided in the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

                  (c) Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with Delaware Law and the Certificate of Incorporation and Bylaws of the Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the Bylaws of the Surviving Corporation.

         1.5      Definitions.

                  (a) "AGGREGATE STOCK COMPONENT OF THE PREFERRED PREFERENCE" shall mean the sum of (i) the product of the Stock Component of the Series A Consideration multiplied by (ii) the Total Outstanding Series A Shares, plus (i) the product of the Stock Component of the Series B Consideration, multiplied by (ii) the Total Outstanding Series B Shares.

                  (b) "CASH COMPONENT OF THE COMMON STOCK CONSIDERATION" shall mean, for each share of Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock, the quotient of (i) the sum of (A) Twelve Million Dollars ($12,000,000), plus (B) if Parent elects pursuant to
Section 1.6(h), the Cash Increment, divided by (ii) the Total Outstanding Participating Shares.

                  (c) "CASH COMPONENT OF THE SERIES A CONSIDERATION" shall mean, for each share of Company Series A Preferred Stock, the product of (i) $1.925 multiplied by (ii) the quotient of (A) Twenty Million Dollars ($20,000,000), divided by (B) the Preferred Preference.

                  (d) "CASH COMPONENT OF THE SERIES B CONSIDERATION" shall mean, for each share of Company Series B Preferred Stock, the product of (i) $5.250525 multiplied by (ii) the quotient of (A) Twenty Million Dollars ($20,000,000), divided by (B) the Preferred Preference.

                  (e) "CODE" shall mean the Internal Revenue Code of 1986, as amended.

                  (f) "CLOSING PRICE" shall mean the average closing price of Parent Common Stock as reported on the Nasdaq National Market for the ten
(10) trading days ending on the day immediately preceding the Closing Date.

                  (g) "COMMON STOCK CONSIDERATION" shall mean (i) the Stock Component of the Common Stock Consideration and (ii) the Cash Component of the Common Stock Consideration.

                  (h) "COMPANY CAPITAL STOCK" shall mean the Company Common Stock and the Company Preferred Stock.

                  (i) "COMPANY COMMON STOCK" shall mean shares of common stock, $0.001 par value per share, of the Company.

                  (j) "COMPANY OPTIONS" shall mean all issued and outstanding options to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any person or entity.

                  (k) "COMPANY PREFERRED STOCK" shall mean the Company Series A Preferred Stock and Company Series B Preferred Stock.

                  (l) "COMPANY RESTRICTED STOCK" shall mean shares of Company Common Stock subject to a right of repurchase by the Company.

                  (m) "COMPANY SERIES A PREFERRED STOCK" shall mean the shares of Series A Preferred Stock, $0.001 par value per share, of the Company.

                  (n) "COMPANY SERIES B PREFERRED STOCK" shall mean the shares of Series B Preferred Stock, $0.001 par value per share, of the Company.

                  (o) "COMPANY SERIES A PREFERRED WARRANT" shall mean the outstanding warrant to purchase up to 97,421 shares of Company Series A Preferred Stock issued by the Company to Silicon Valley Bank.

                  (p) "COMPANY STOCKHOLDERS" shall mean the persons who are the holders of Company Common Stock, Company Series A Preferred Stock or Company Series B Preferred Stock immediately prior to the Effective Time (including persons who become holders of Company Common Stock upon the conversion of Company Preferred Stock or the exercise of Company Options or the Company Series A Preferred Warrant immediately prior to the Effective Time).

                  (q) "ESCROW AGENT" shall mean U.S. Bank Trust N.A. or another institution mutually acceptable to Parent and the Stockholder Representative.

                  (r) "ESCROW AMOUNT" shall mean an amount equal to sixteen and two-thirds percent (16 2/3%) of the Merger Cash and sixteen and two-thirds percent (16 2/3%) of the Merger Shares payable or issuable to the Company Stockholders on the Closing Date.

                  (s) "MERGER SHARES" shall mean the sum of (i) the product of the Stock Component of the Series A Consideration multiplied by the Total Outstanding Series A Shares, plus (ii) the product of the Stock Component of the Series B Consideration multiplied by the Total Outstanding Series B Shares, plus
(iii) the product of the Stock Component of the Common Stock Consideration multiplied by the Total Outstanding Participating Shares.

                  (t) "MERGER CASH" shall mean Thirty-Two Million Dollars ($32,000,000), plus the Cash Increment, if any.

                  (u) "MERGER CONSIDERATION" shall mean the Merger Shares and the Merger Cash.

                  (v) "OPTION EXCHANGE RATIO" shall mean, for each Company Option, the sum of (i) the Stock Component of the Common Stock Consideration plus (ii) the quotient of (A) the Cash Component of the Common Stock Consideration divided by (B) average closing sale price of one share of Parent Common Stock as reported on The Nasdaq National Market for the five (5) consecutive trading days ending immediately prior to the Closing Date.

                  (w) "PREFERRED PREFERENCE" shall mean the sum of (i) the product of (A) the Total Outstanding Series A Preferred Shares multiplied by (B) $1.925, plus (ii) the product of (A) the Total Outstanding Series B Preferred Shares multiplied by (B) $5.250525.

                  (x)      "PRICE CEILING" shall mean $9.996.

                  (y)      "PRICE FLOOR" shall mean $7.898.

                  (z) "PRO RATA PORTION" shall mean with respect to each Company Stockholder an amount equal to the quotient of (i) the sum of (A) the product of the number of Merger Shares multiplied by the Trading Price, plus (B) the amount of Merger Cash, in each case issuable pursuant to Section 1.6 in respect of the shares of Company Capital Stock owned by such Company Stockholder as of the Effective Time divided by (ii) the sum of (A) the product of the aggregate number of Merger Shares multiplied by the Trading Price, plus (B) the aggregate amount of Merger Cash.

                  (aa)     "SERIES A PREFERRED STOCK CONSIDERATION" shall mean
(i) the Cash Component of the Series A Consideration and (b) the Stock Component of the Series A Consideration.

                  (bb)     "SERIES B PREFERRED STOCK CONSIDERATION" shall mean
(i) the Cash Component of the Series B Consideration and (b) the Stock Component of the Series B Consideration.

                  (cc) "STOCK COMPONENT OF THE COMMON STOCK CONSIDERATION" shall mean, for each share of Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock, a fraction of a share of Parent Common Stock equal to the quotient of (i) the difference between (A) the Value of Stock Consideration (reduced by the Cash Increment, if Parent elects to pay such Cash Increment pursuant to Section 1.6(h)) less (B) the difference between
(1) the Preferred Preference less (2) $20,000,000, divided by (ii) the product of (A) the Total Outstanding Participating Shares multiplied by (B) the Trading Price.

                  (dd) "STOCK COMPONENT OF THE SERIES A CONSIDERATION" shall mean, for each share of Company Series A Preferred, a fraction of a share of Parent Common Stock equal to the quotient of (i) the product of (A) $1.925 multiplied by (B) the quotient of (1) the difference of the Preferred Preference less $20,000,000 divided by (2) the Preferred Preference, divided by (ii) the Trading Price.

                  (ee) "STOCK COMPONENT OF THE SERIES B CONSIDERATION" shall mean, for each share of Company Series B Preferred, a fraction of a share of Parent Common Stock equal to the quotient of (i) the product of (A) $5.250525 multiplied by (B) the quotient of (1) the difference of the Preferred Preference less $20,000,000 divided by (2) the Preferred Preference, divided by (ii) the Trading Price.

                  (ff) "TOTAL OUTSTANDING COMMON SHARES" shall mean the aggregate number of shares of Company Common Stock (including the Company Options and any other rights convertible into, or exercisable or exchangeable for, shares of Company Common Stock but excluding shares of Company Common Stock issuable upon conversion of Company Preferred Stock), on an as-converted, exercised, or exchanged basis, issued and outstanding immediately prior to the Effective Time.

                  (gg) "TOTAL OUTSTANDING PARTICIPATING SHARES" shall mean the sum of the Total Outstanding Common Shares, plus the Total Outstanding Series A Shares, plus the Total Outstanding Series B Shares.

                  (hh) "TOTAL OUTSTANDING SERIES A SHARES" shall mean the aggregate number of shares of Company Series A Preferred Stock (including the Company Series A Preferred Warrant and any other rights convertible into, or exercisable or exchangeable for, shares of Company Series A Preferred Stock), on an as-converted, exercised, or exchanged basis, issued and outstanding immediately prior to the Effective Time.

                  (ii) "TOTAL OUTSTANDING SERIES B SHARES" shall mean the aggregate number of shares of Company Series B Preferred Stock (including any rights convertible into, or exercisable or exchangeable for, shares of Company Series B Preferred Stock), on an as-converted, exercised, or exchanged basis, issued and outstanding immediately prior to the Effective Time.

                  (jj) "TRADING PRICE" shall mean $8.885; provided, however, that if the Closing Price is less than the Price Floor or more than the Price Ceiling, then "TRADING PRICE" shall mean the Closing Price.

                  (kk) "VALUE OF STOCK CONSIDERATION" shall mean Thirty Million Dollars ($30,000,000); provided, however, that if the Closing Price is
(i) less than the Price Floor, then "VALUE OF STOCK CONSIDERATION" shall mean Twenty-Six Million Two Hundred Fifty Thousand Dollars ($26,250,000) or (ii) more than the Price Ceiling, then "VALUE OF STOCK CONSIDERATION" shall mean Thirty-Three Million Seven Hundred Fifty Thousand Dollars ($33,750,000).

         1.6 Effect on Company Capital Stock, Options and Warrants. Subject to the terms and conditions of this Agreement, including, without limitation, the escrow provisions set forth in Article VII, as of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of Company Capital Stock, Company Options or the Company Series A Preferred Warrant, the following shall occur:

                  (a) Company Series A Preferred Stock. Unless converted to Company Common Stock in accordance with the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time, each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall, by virtue of the Merger, be converted into the right to receive:

                           (i)      the Series A Preferred Stock Consideration;
and

                           (ii)     the Common Stock Consideration.

         Any shares of Company Series A Preferred Stock held in the treasury of the Company shall be canceled and extinguished without any conversion thereof.

                  (b) Company Series B Preferred Stock. Unless converted to Company Common Stock in accordance with the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time, each share of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall, by virtue of the Merger, be converted into the right to receive:

                           (i)      the Series B Preferred Stock Consideration;
and

                           (ii)     the Common Stock Consideration.

         Any shares of Company Series B Preferred Stock held in the treasury of the Company shall be canceled and extinguished without any conversion thereof.

                  (c) Common Stock. Each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares), including shares of Company Common Stock issued upon conversion of any shares of Company Preferred Stock prior to the Effective Time, shall, by virtue of the Merger, be converted into the right to receive the Common Stock Consideration. Any shares of Company Common Stock held in the treasury of the Company shall be canceled and extinguished without any conversion thereof.

                  (d) Company Options. At the Effective Time, each Company Option then outstanding under the Company's 2000 Stock Plan (the "COMPANY OPTION PLAN") or otherwise shall be assumed by Parent in accordance with the provisions described below:

                           (i)      At the Effective Time, each Company Option
under the Company Option Plan or otherwise shall be, in connection with the Merger, assumed by Parent. Each Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Company Option Plan and/or as provided in the respective option agreements governing such Company Option immediately prior to the Effective Time except that (A) such Company Option shall be exercisable (when vested) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient determined by dividing the exercise price per share at which such Company Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent.

                           (ii)     It is the intention of the parties that the
Company Options assumed by Parent qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent the Company Options qualified as incentive stock options immediately prior to the Effective Time.

                           (iii)    Promptly following the Effective Time,
Parent will issue to each holder of an outstanding Company Option a document evidencing the foregoing assumption of such Company Option by Parent.

                  (e) Restricted Stock. The Merger Consideration issued in exchange for shares of Company Restricted Stock under this Section 1.6 shall also be subject to the same repurchase option, risk of forfeiture or other condition set forth in the agreement governing such Company Restricted Stock immediately prior to the Effective Time, and the certificate representing the Merger Shares may accordingly (i) be held in escrow by Parent while such shares are subject to such repurchase option, risk of forfeiture or other condition or
(ii) be marked with appropriate legends in the discretion of Parent while such shares are subject to such repurchase option, risk of forfeiture or other condition.

                  (f) Company Series A Preferred Warrant. Unless previously exercised in accordance with the agreement governing the Company Series A Preferred Warrant, at the Effective Time, the Company Series A Preferred Warrant shall be assumed by Parent and shall continue to have, and be subject to, the same terms and conditions set forth in the agreement governing such

Company Series A Preferred Warrant immediately prior to the Effective Time except that, if and when exercised, each share of Company Series A Preferred Stock underlying the Company Series A Preferred Warrant shall be converted into the right to receive the difference between (i) the sum of (A) the Series A Preferred Stock Consideration plus (B) the Common Stock Consideration minus (ii) the exercise price per share of the Company Series A Preferred Warrant.

                  (g) Capital Stock of Merger Sub. Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares of Common Stock of Merger Sub shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.

                  (h) Parent Election to Pay Reallocated Consideration. In the event that the Closing Price is less than the Price Floor, such that, as a result, Parent would be required, in the absence of this Section 1.6(h), to issue additional shares of Parent Common Stock to provide the Value of Stock Consideration, Parent may, in its sole discretion, elect to reduce the additional number of shares of Parent Common Stock that Parent would otherwise issue to provide the Value of Stock Consideration, and instead pay an additional amount of cash (the "CASH INCREMENT") equal to the product of (a) the additional number of shares of Parent Common Stock that it elects not to issue, multiplied by (b) the Closing Price.

                  (i) Rounding. The aggregate amount of Merger Cash to be paid to each Company Stockholder, and the aggregate number of Merger Shares to be issued to each Company Stockholder as Merger Consideration under this Section 1.6, shall be calculated by rounding, in the case of Merger Cash, to the nearest whole cent, with .5 rounded up and, in the case of Merger Shares, to the nearest whole number of shares of Parent Common Stock, with .5 rounded up.

                  (j) Adjustments to Exchange Ratios. Each of the exchange ratios described in this Section 1.6 shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock, as applicable), recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock, as applicable, that occurs or has a record date after the date hereof and prior to the Effective Time.

         1.7      Dissenting Shares.

                  (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected appraisal or dissenters' rights for such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights ("DISSENTING SHARES") shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 1.6 hereof, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law.

                  (b) Notwithstanding the provisions of Section 1.7(a) above, if any holder of shares of Company Capital Stock who is otherwise entitled to exercise dissenters' rights under Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) such dissenters' rights, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the Merger Consideration pursuant to Section 1.6 hereof, without interest on the payment and subject to the provisions of Section
1.8 and Article VII hereof, upon surrender of the certificate representing such shares. Any such holder of shares of Company Capital Stock who shall effectively withdraw or lose such dissenters' rights shall execute and deliver to Parent the Stockholder Agreement prior to such holder's receipt of the Merger Consideration pursuant to Section 1.6 hereof.

                  (c) The Company shall give Parent (i) prompt notice of any written demands for the exercise of dissenters' rights in respect of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law (including without limitation instruments concerning appraisal or dissenters' rights) and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for the exercise of dissenters' rights in respect of any shares of Company Capital Stock or offer to settle or settle any such demands. Notwithstanding the foregoing, to the extent that Parent or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any other costs or expenses (including without limitation, legal and consulting fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares (excluding payments for such shares) (collectively, "DISSENTING SHARE PAYMENTS"), Parent shall be entitled to recover under the terms of Article VII hereof the amount of such Dissenting Share Payments.

         1.8      Exchange Procedures; Surrender of Certificates.

                  (a) Parent to Deposit Escrow Amount. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the Merger Consideration payable pursuant to
Section 1.6 hereof; provided, however, that on behalf of the Company Stockholders entitled to receive the Merger Consideration, Parent shall deposit into an escrow account the Escrow Amount. The portion of the Escrow Amount contributed on behalf of each Company Stockholder shall be determined with reference to the Pro Rata Portion of each such Company Stockholder.

                  (b) Exchange Procedures. As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock and which shares were converted into the right to receive the applicable consideration set forth in Section 1.6 hereof, (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable consideration set forth in Section 1.6. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor such holder's portion of the Merger Consideration as set forth in Section 1.6 hereof less the portion of the Escrow Amount contributed on behalf of such holder, and the Certificate so surrendered shall forthwith be canceled. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article VII hereof, Parent shall deposit the Escrow Amount with the Escrow Agent (as defined in Article VII hereof). The Escrow Amount so deposited with the Escrow Agent shall be available to compensate Parent as provided in Article VII hereof. From the Closing and until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, to represent solely the right to receive the applicable consideration set forth in Section
1.6 hereof.

                  (c) No Liability. Notwithstanding anything to the contrary in this Section 1.8 hereof, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         1.9 No Further Ownership Rights in Company Capital Stock. The Merger Consideration paid pursuant to the Merger upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof, shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

         1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificates, upon receiving notice from the holder thereof and upon the making of an affidavit of that fact by such holder, such amount as may be required pursuant to Section 1.6 hereof; provided, however, that Parent may, in its discretion and, as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

         1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any such further action is necessary or reasonably desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

         1.12 Tax Treatment; Reorganization. The Merger is intended to constitute a taxable purchase of stock for federal income tax purposes, and the parties hereto agree to report the Merger consistent with such characterization; provided, however, that if Parent so requests, the Company and Parent agree to cooperate with respect to consummating a reorganization of the Company prior to the Closing which would be intended to facilitate Parent's direct acquisition of Limited (the "RESTRUCTURING"). Such Restructuring will be at Parent's expense, and any expenses of consummating such Restructuring will not adversely affect the calculation of the Cash Dividend or be treated as Excess Transaction Expenses. Parent shall also reimburse each Company Stockholder for any additional federal, state, foreign, or local tax liability that such Company Stockholder may incur as a result of the Restructuring in excess of the tax liability such Company Stockholder would have incurred as a result of the Merger (absent the Restructuring) (the "ADDITIONAL TAX LIABILITY"). To the extent that any Company Stockholder incurs any tax liability as a result of such reimbursement of the Additional Tax Liability, Parent shall make an additional gross-up payment to such Company Stockholder (the "GROSS-UP PAYMENT") such that the net amount retained by the Company Stockholder after receipt of the reimbursement for the Additional Tax Liability and the Gross-Up Payment, after deduction of any applicable federal, state, foreign, and local taxes attributable to the receipt of such payments by the Company Stockholders, shall be equal to the Additional Tax Liability.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are clearly disclosed in each applicable section and subsection of the disclosure schedule supplied by the Company to Parent (collectively, the "DISCLOSURE SCHEDULES") and dated as of the date hereof, that on the date hereof and also at and as of the Closing Date as though then made (except to the extent such representations and warranties speak as of an earlier date) as follows:

         2.1 Organization of the Company. The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company and each of its subsidiaries has the corporate power and authority to own its properties and to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified to do business and in good standing as a foreign corporation in each state or other jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities make such qualification necessary. The Company has delivered to Parent a true and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date, as well as true and correct copies of any comparable governing document for each of its subsidiaries. Schedule 2.1 lists the directors and officers of the Company and each of its subsidiaries. Except as set forth in Schedule 2.1, the operations now being conducted by the

Company and its subsidiaries are not now and have never been conducted by the Company or any of its subsidiaries under any other name. All documents which should have been delivered by Limited to the Registrar of Companies in England and Wales are complete and accurate and have been properly so delivered, and the statutory books of Limited, including all the registers and the minute books, have been properly kept and contain an accurate and complete record of the matters with which those books should deal.

         2.2      Company Capital Structure; Securities Law.

                  (a) The authorized capital stock of the Company consists of 15,098,406 shares of authorized Company Common Stock, of which 6,832,871 shares are issued and outstanding on the date of this Agreement, 2,185,976 shares of Company Series A Preferred Stock, of which 2,088,555 shares are issued and outstanding on the date of this Agreement, and 4,332,900 shares of Company Series B Preferred Stock, of which 4,234,910 shares are issued and outstanding on the date of this Agreement. Except as set forth in the immediately preceding sentence, no shares of capital stock or other securities of the Company are issued, reserved for issuance (except as set forth in Section 2.2(b) below) or outstanding. The number of shares of Company Common Stock into which each share of Company Series A Preferred Stock and Company Series B Preferred Stock is convertible is set forth in Schedule 2.2(a). On the date of this Agreement, the Company Capital Stock is held of record by the persons, with the addresses of record and in the amounts as set forth on Schedule 2.2(a). All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or the Bylaws of the Company or any agreement to which the Company is a party or by which it is bound.

                  (b) The Company has reserved 1,766,401 shares of Company Common Stock for issuance to employees and consultants pursuant to the Company Option Plan, of which on the date of this Agreement 1,345,126 shares are subject to outstanding, unexercised options, 324,193 shares remain available for future grant and 97,082 shares have been issued pursuant to the exercise of options issued under the Company Option Plan and are reflected in the number of shares issued and outstanding on the date hereof, as set forth above. The Company has reserved 97,421 shares of Company Series A Preferred Stock for issuance upon the exercise of the Company Series A Preferred Warrant. The Company has reserved sufficient shares of Company Common Stock for issuance upon conversion of the Company Series A Preferred Stock and Company Series B Preferred Stock. Schedule 2.2(b) sets forth for each outstanding Company Option, each share of Company Restricted Stock and the Company Series A Preferred Warrant, the name of the holder of such Company Option, such share of Company Restricted Stock and the Company Series A Preferred Warrant, the address of such holder on the records of the Company, the number of shares of Common Stock subject to such Company Option, the number of shares of Company Series A Preferred Stock subject to the Company Series A Preferred Warrant, the exercise price of such Company Option or Company Series A Preferred Warrant (as applicable), the vesting or repurchase schedule for such Company Option and Company Restricted Stock, and whether the exercisability of, or the ability for the Company to repurchase, such Company Option or Company Restricted Stock will be accelerated or lapse, as the case may be, by reason of the transactions contemplated by this Agreement or any event subsequent to the transactions contemplated by this Agreement. Except for the Company Series A Preferred Stock and Company Series B Preferred Stock and the Company Options, Company Restricted Stock and Company Series A Preferred Warrant described in Schedule 2.2(b), there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company or any subsidiary is a party or by which it is bound obligating the Company or any subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or any subsidiary or obligating the Company or any subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other equity-based compensation awards or similar rights (whether payable in cash or otherwise) with respect to the Company or any subsidiary, nor is there a commitment to issue any such award or right. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any subsidiary to which the Company or any subsidiary or any of their respective officers or directors are a party or by which the Company or any subsidiary or any of their respective officers or directors are bound, and to the Company's knowledge, there are no other voting trusts, proxies, or other arrangements or understandings with respect to the voting stock of the Company or any subsidiary. The holders of Company Capital Stock, Company Options, Company Restricted Stock and the Company Series A Preferred Warrant have been or will be properly given, or shall have properly waived, any required notice prior to the Merger. As a result of the Merger, Parent will be the record and sole beneficial owner of all capital stock of the Company and rights to acquire or receive such capital stock.

                  (c) All outstanding shares of Company Capital Stock have been issued in compliance with applicable federal and state securities laws.

         2.3 Subsidiaries. Except as set forth on Schedule 2.3, the Company does not have and has never had any subsidiaries, affiliated companies or a relationship with another entity whereby they were under common control, and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control of, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity. The authorized capital stock of each subsidiary, as well as the issued and outstanding shares of capital stock of each subsidiary, is listed on Schedule
2.3. All outstanding shares of the capital stock of each subsidiary have been validly issued in accordance with all laws and regulations applicable thereto and are, and at the Effective Time will be, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, their respective charter documents or any agreement of which the Company or any of its subsidiaries is a party or by which it is bound. All outstanding shares of capital stock of each of the Company's subsidiaries are beneficially and legally owned by the Company free from any charge, mortgage, lien or other encumbrance.

         2.4 Authority. The Company has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The vote required by the stockholders of the Company to duly approve the Merger and adopt this Agreement pursuant to applicable law is the holders of a majority of (a) the outstanding Company Common Stock and Company Preferred Stock (on an "as converted" basis), voting together as a single class and (b) the Company Preferred Stock (on an "as converted" basis), voting together as a single class. No vote of the holders of Company Series A Preferred Stock or Company Series B Preferred Stock as separate classes is required to approve the Merger. Except for such stockholder approval, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Company's Board of Directors has unanimously approved the Merger and this Agreement and has directed that this Agreement be submitted to the Company Stockholders for approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

         2.5 No Conflict; Consents. Subject only to the Company Stockholder Approval, the execution and delivery of this Agreement by the Company does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a "CONFLICT") (a) any provision of the Certificate of Incorporation or Bylaws of the Company or any comparable governing documents for each of its subsidiaries or (b) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation to which the Company or any of its subsidiaries or any of their properties or assets is subject. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission ("GOVERNMENTAL ENTITY") or any third party, including a party to any agreement with the Company (so as not to trigger any Conflict), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, (c) such filings as are required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT") and under the comparable laws and regulations of any foreign jurisdiction, and (d) such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on Schedule 2.5.

         2.6      Company and Limited Financial Statements.

                  (a) Schedule 2.6 sets forth the Company's (i) audited balance sheet as of December 31, 2000 and 2001, and the related audited statement of operations, cash flows and stockholders equity for the fiscal years then ended and (ii) unaudited balance sheet as of December

31, 2002, and the related unaudited statement of operations, cash flows and stockholders equity for the fiscal years then ended, together with the report thereon of Deloitte & Touche LLP, the Company's unaudited balance sheet for the quarter ended June 30, 2003 (the "BALANCE SHEET DATE"), and the related statement of operations, cash flows and stockholders equity for the period then ended, and the Company's unaudited balance sheet for the month ended July 31, 2003 and the related statements of operations, cash flows and stockholders equity for the period then ended (collectively, the "COMPANY FINANCIAL STATEMENTS"). The Company Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated and consistent with each other. The Company Financial Statements present fairly the financial condition and operating results and cash flows of the Company as of the dates and during the periods indicated therein, subject to normal year-end adjustments in the case of unaudited Company Financial Statements, which such adjustments will not be material in amount or significance.

                  (b) The Limited Accounts were prepared in accordance with the requirements of all relevant statutes and generally accepted United Kingdom accounting practices, including without limitation, all applicable Financial Reporting Standards issued by the Accounting Standards Board, Statements of Standard Accounting Practice issued by the Institute of Chartered Accountants in England and Wales and Statements from the Urgent Issues Task Force current at the Limited Accounts Date.

                  (c) Without prejudice to the generality of Section 2.6(b) above, the Limited Accounts give a true and fair view of the state of affairs of Limited at the Accounts Date and of the profits or losses of Limited for the financial period ending on that date, and in particular, contain full provisional reserve for all liabilities and for all capital and revenue commitments of Limited as at the Accounts Date.

                  (d) The accounting records of Limited comply with the requirements of sections 221 and 222 of the Companies Act 1985, and reflect in accordance with generally accepted accounting principles and standards the financial position of and all transactions entered into by Limited or to which it has been a party, and all relevant financial books and records of Limited are in its possession or otherwise under its direct control.

         2.7 No Undisclosed Liabilities. Except as set forth in Schedule 2.7, neither the Company nor any of its subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP) (each, a "LIABILITY"), that, individually or in the aggregate, has not been reflected or reserved against in the Company Financial Statements.

         2.8 No Changes. Except as set forth in Schedule 2.8, since the Balance Sheet Date, there has not been, occurred or arisen any:

                  (a) transaction by the Company or any of its subsidiaries except in the ordinary course of business as conducted on that date and consistent with past practices;

                  (b) amendments or changes to the Certificate of Incorporation or Bylaws of the Company or the comparable governing documents of each of its subsidiaries, except as otherwise contemplated herein;

                  (c) capital expenditure or capital commitment by the Company or any of its subsidiaries in excess of $25,000 in any individual case or $50,000 in the aggregate;

                  (d) destruction of, damage to or loss of any material assets or business or, to the Company's knowledge, any customer of the Company or any of its subsidiaries (whether or not covered by insurance);

                  (e) labor trouble or claim of wrongful discharge or other unlawful labor practice or action with respect to the Company or any of its subsidiaries;

                  (f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any of its subsidiaries;

                  (g) revaluation by the Company of any of its or any of its subsidiaries' assets (whether tangible or intangible);

                  (h) declaration, setting aside or payment of a dividend or other distribution with respect to the Company Capital Stock, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its capital stock or any split, combination or reclassification in respect of any shares of Company Capital Stock, or any issuance or authorization of any issuance of any other securities in lieu of or in substitution for shares of Company Capital Stock, except as otherwise contemplated by this Agreement;

                  (i) increase in the salary or other compensation or benefits (including, but not limited to, options or other equity-based compensation awards) payable or to become payable by the Company or any of its subsidiaries to any of their officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment of a bonus or other additional salary or compensation or benefits (including, but not limited to, options or other equity-based compensation awards) to any such person except as otherwise contemplated by this Agreement;

                  (j) sale, lease, license or other disposition of any of the assets or properties of the Company or any of its subsidiaries, or the creation of any security interest in such assets or properties, other than agreements with customers and suppliers entered into in the ordinary course of business and consistent with past practices;

                  (k) amendment or termination of any material contract, agreement or license to which the Company or any of its subsidiaries is a party or by which it is bound;

                  (l) loan by the Company or any of its subsidiaries to any person or entity, incurring by the Company or any of its subsidiaries of any indebtedness, guaranteeing by the Company or any of its subsidiaries of any indebtedness, issuance or sale of any debt securities of the Company or any of its subsidiaries or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

                  (m) waiver or release of any material right or claim of the Company or any of its subsidiaries, including any write-off or other compromise of any account receivable of the Company or any of its subsidiaries;

                  (n) commencement, settlement or notice or threat of commencement of any lawsuit or proceeding against or investigation of the Company or any of its subsidiaries or their affairs or, to the Company's knowledge, any reasonable basis for any of the foregoing;

                  (o) notice of any claim or potential claim of ownership by a third party of the Company Intellectual Property (as defined in Section 2.12) or of infringement by the Company or any of its subsidiaries of any third party's Intellectual Property Rights;

                  (p) issuance or sale, or contract to issue or sell, by the Company of any shares of Company Capital Stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities, other than pursuant to the exercise of Company Options outstanding on the date hereof and granted under the Company Option Plan;

                  (q) change in pricing or royalties set or charged by the Company or any of its subsidiaries to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company or any of its subsidiaries;

                  (r) commitment to any person to (i) develop software without charge or (ii) incorporate any software into any of the Company's products or to the products of any of its subsidiaries;

                  (s) exclusive license, distribution, marketing or sales agreement entered into by the Company or any of its subsidiaries or any agreement to enter into any exclusive license, distribution, marketing or sales agreement;

                  (t) event or condition of any character that has or could reasonably be expected to have a Company Material Adverse Effect;

                  (u) new or changed material tax election or tax accounting method, closing agreement, settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

                  (v) agreement, arrangement or understanding by the Company or any of its subsidiaries or any of their officers or employees thereof to do any of the things described in the preceding clauses (a) through (u) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

         2.9      Tax and Other Returns and Reports.

                  (a) Definition of Taxes. For the purposes of this Agreement, "TAX" or, collectively, "TAXES," means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, environmental, custom duty, stamp, alternative or add-on minimum, excise, capital and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, whether of the United States or elsewhere in the world, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.9(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period for the purpose of any Tax, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this Section 2.9(a) as a result of any express or implied liability for another person's Taxes or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for Taxes of a predecessor or transferor entity or on the basis of any statutory provision.

                  (b)      Tax Returns and Audits. Except as set forth in
Schedule 2.9:

                           (i)      The Company and each of its subsidiaries as
of the Effective Time will have filed on a timely basis, all required federal, state, local and non-U.S. returns, estimates, information statements and reports due to be filed on or before the Effective Time ("RETURNS") relating to any and all Taxes concerning or attributable to the Company, its subsidiaries or their operations, and such Returns are true, correct and complete and have been completed in accordance with applicable law.

                           (ii)     The Company and each of its subsidiaries as
of the Effective Time: (A) will have paid or accrued all Taxes it is required to pay or accrue and (B) will have withheld with respect to its employees (and timely remitted to the appropriate taxing authority) all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, including, for the avoidance of doubt in the United Kingdom, income tax under the PAYE system and all contributions to be made under national insurance provisions.

                           (iii)    Neither the Company nor any of its
subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, assessed or, to the Company's knowledge, proposed against the Company or any of its subsidiaries, nor has the Company or any of its subsidiaries executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax. There are no powers of attorney with respect to Taxes of the Company or any of its subsidiaries currently in force.

                           (iv)     No audit or other examination of any Return
of the Company or any of its subsidiaries is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

                           (v)      Neither the Company nor any of its
subsidiaries has any liabilities for unpaid Taxes which have not been accrued or reserved against on the balance sheet included in the Company Financial Statements, whether asserted or unasserted, contingent or otherwise, and to the Company's knowledge, there is no basis for the assertion of any such liability attributable to the Company, any of its subsidiaries or their assets or operations. Neither the Company nor any of its subsidiaries will have incurred any liability for Taxes for the period commencing after the date of the balance sheet included in the Company Financial Statements and ending immediately prior to the Effective Time, other than in the ordinary course of business.

                           (vi)     The Company has provided to Parent copies of
all Returns for the Company and each of its subsidiaries for all periods since inception.

                           (vii)    There are no liens, pledges, charges,
claims, security interests or other encumbrances of any sort ("LIENS") on the assets of the Company or any of its subsidiaries relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable.

                           (viii)   Except as set forth on Schedule 2.20
(i)(ii), as of the Effective Time, there is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any Employee that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 162(m) or 404 of the Code, and neither the Company nor any of its subsidiaries has in the past paid any such amounts.

                           (ix)     Neither the Company nor any of its
subsidiaries has (A) ever been a member of an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (B) ever been a party to a tax sharing or allocation agreement (nor does the Company owe any amount under any such agreement), (C) any liability for the Taxes of any person (other than Company or any of its subsidiaries) under Treas. Reg.
Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or agreement, or otherwise and (D) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

                           (x)      The Company is not, and has not been at any
time, a "United States real property holding corporation" within the meaning of
Section 897(c)(2) of the Code.

                           (xi)     No adjustment relating to any Return filed
by the Company or any of its subsidiaries has been proposed in writing or, to the Company's knowledge, orally by any tax authority to the Company, any of its subsidiaries or any of their respective representatives.

                           (xii)    Neither the Company nor any of its
subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

                           (xiii)   The Company has not engaged in a transaction
that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. Section 1.6011-4(b)(2). In the United Kingdom, neither the Company nor any of its subsidiaries has entered into or been party to any scheme or arrangement designed for the purpose of avoiding any liability to Tax.

                           (xiv)    The Company and its subsidiaries are
registered for value-added tax purposes if required to be so registered, have complied with all value-added tax requirements, and obtain credit for all input value-added tax they pay or suffer.

                  (c)      United Kingdom Tax Matters. For the purposes of this
Section 2.9, "UK GROUP COMPANY" shall mean any subsidiary of the Company which is resident in the United Kingdom for taxation purposes. Except as set forth in
Schedule 2.9:

                           (i)      No UK Group Company is liable to pay
corporation tax by instalments pursuant to Section 59E, Taxes Management Act 1970, or any regulations made thereunder.

                           (ii)     No shares or securities have been issued by
the Company or any UK Group Company, and no options have been granted or issued in respect of shares or securities of the Company or any UK Group Company, such that the Company or any UK Group Company will or may be liable to account for income tax under the PAYE system or to collect or pay any national insurance contributions whether such liability arises prior to or after the Closing Date.

                           (iii)    Within the last six years no UK Group
Company has:

                                    (1)      been a member of a group of
companies within the meaning of Section 170 Taxation of Chargeable Gains Act 1992 (groups of companies);

                                    (2)      acquired any asset from any other
company which was at the time of acquisition a member of the same group of companies as that of which the relevant UK Group Company was also a member; or

                                    (3)      entered into any group payment
arrangements in respect of corporation tax pursuant to Section 36, Finance Act 1998 (arrangements with respect to the payment of corporation tax).

                           (iv)     No liability for Taxes will be suffered by
any UK Group Company in consequence of the Closing or otherwise by virtue either of this Agreement or of the relevant UK Group Company ceasing to be a member of a group of companies with any other company.

                           (v)      No UK Group Company has claimed relief from
stamp duty under section 42 Finance Act 1930 or section 76 Finance Act 1986 which is liable to be or could in any circumstances be withdrawn at any time on or after the Effective Time.

                           (vi)     No UK Group Company has made, nor is
proposing to make an election under any law whereby a liability for Taxes that arises primarily upon another person, or by reference to profits which are not earned, accrued or received by any UK Group Company, may fall upon the a UK Group Company.

                           (vii)    No transaction has occurred in consequence
of which any UK Group Company has or may incur a liability for Taxes primarily chargeable against some other person (whether by reason of another company being or having been a member of the same group of companies or otherwise).

         2.10     Restrictions on Business Activities. Except as set forth on
Schedule 2.10, there is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company or any of its subsidiaries is a party or otherwise binding upon the Company or any of its subsidiaries (or, following the Effective Time, will be binding upon Parent, the Surviving Corporation or any of their respective subsidiaries) which has or reasonably would be expected to have the effect of prohibiting or impairing any business practice (including, without limitations, the licensing of any product) of the Company or any of its subsidiaries (or, following the Effective Time, any business practice of Parent, the Surviving Corporation or any of their respective subsidiaries), any acquisition of property (tangible or intangible) by the Company or any of its subsidiaries (or, following the Effective Time, by Parent, the Surviving Corporation or any of their respective subsidiaries) or the conduct of business by the Company or any of its subsidiaries (or, following the Effective Time, by Parent, the Surviving Corporation or any of their respective subsidiaries). Without limiting the foregoing, neither the Company nor any of its subsidiaries has entered into any agreement under which the Company or any of its subsidiaries is restricted from selling, licensing or otherwise distributing or providing any of its products or services to any class of customers, in any geographic area, during any period of time or in any segment of the market.

         2.11     Title to Properties; Absence of Liens and Encumbrances.

                  (a) Neither the Company nor any of its subsidiaries owns any real property, nor have they ever owned any real property. Schedule 2.11(a) sets forth a list of all real property currently leased by the Company or any of its subsidiaries, the name of the lessor and the date of the lease and each amendment thereto and the aggregate annual rental and/or other fees payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or any of its subsidiaries or, to the Company's knowledge, any other party.

                  (b) The Company and each of its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets used or held for use in its business, free and clear of any Liens, except as reflected in the

Company Financial Statements or in Schedule 2.11(b) and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

                  (c) Schedule 2.11(c) lists all material items of equipment (the "EQUIPMENT") owned or leased by the Company and each of its subsidiaries, and such Equipment is (i) adequate for the conduct of the business of the Company and each of its subsidiaries as currently conducted and (ii) in good operating condition, subject to normal wear and tear.

         2.12     Intellectual Property.

                  (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

                           (i)      "TECHNOLOGY" shall mean any or all of the
following: (A) works of authorship including, without limitation, computer programs, algorithms, routines, source code and executable code, whether embodied in software or otherwise, documentation, designs, files, records and data; (B) inventions (whether or not patentable), improvements, and technology;
(C) proprietary and confidential information of a technical nature, including technical data, trade secrets, show how, know how and techniques; (D) databases, data compilations and collections and technical data; (E) processes, devices, prototypes, schematics, bread boards, net lists, mask works, test methodologies and hardware development tools; (F) logos, trade names, trade dress, trademarks, service marks, World Wide Web addresses and domain names, tools, methods and processes; and all instantiations of the foregoing in any form and embodied in any media.

                           (ii)     "INTELLECTUAL PROPERTY RIGHTS" shall mean
any or all of the following and all rights in, arising out of, or associated therewith: (A) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures ("PATENTS"); (B) all trade secrets and other rights in know-how and confidential or proprietary information; (C) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world ("COPYRIGHTS"); (D) all industrial designs and any registrations and applications therefor throughout the world; (E) mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world ("MASK WORKS"); (F) all rights in World Wide Web addresses and domain names and applications and registrations therefor, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world ("TRADEMARKS"); and (G) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

                           (iii)    "COMPANY INTELLECTUAL PROPERTY" shall mean
any Technology and Intellectual Property Rights including the Company Registered Intellectual Property Rights (as defined below) that are owned by, or exclusively licensed to, the Company or any of its subsidiaries.

                           (iv)     "REGISTERED INTELLECTUAL PROPERTY RIGHTS"
shall mean all United States, international and foreign: (A) Patents, including applications therefor; (B) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (C) Copyrights registrations and applications to register Copyrights; (D) registered Mask Works and applications to register Mask Works; and (E) any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

                  (b) Schedule 2.12(b) contains a complete and accurate list (by name and version number) of all products, software or service offerings of the Company or any of its subsidiaries that have been sold, distributed or otherwise disposed of in the ten (10)-year period preceding the date hereof or which the Company or any of its subsidiaries currently intends to sell, distribute or otherwise dispose of in the future, including any products or service offerings under development (collectively, "COMPANY PRODUCTS").

                  (c) Schedule 2.12(c) lists all Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by the Company or any of its subsidiaries (the "COMPANY REGISTERED INTELLECTUAL PROPERTY RIGHTS") and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or Company Intellectual Property.

                  (d) All necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property Rights. Except as set forth on
Schedule 2.12(d), there are no actions that must be taken by the Company or any of its subsidiaries within ninety (90) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights.

                  (e) In each case in which the Company or any of its subsidiaries has acquired any Technology or Intellectual Property Right from any person, the Company or its subsidiaries has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Technology and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company or its subsidiaries. To the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company or its subsidiaries has used commercially reasonable efforts to record each such assignment of a Registered Intellectual Property Right assigned to the Company or its subsidiaries with the relevant Governmental Entity.

                  (f) The Company has no knowledge of any facts or circumstances that would render any Company Intellectual Property invalid or unenforceable.

                  (g) Except as set forth in Schedule 2.12(g), all Company Intellectual Property will be fully transferable, alienable or licensable by Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party.

                  (h) Except as set forth in Schedule 2.12(h), each item of Company Intellectual Property is free and clear of any Liens except for non-exclusive licenses granted to end-user customers in the ordinary course of business and consistent with past practices. The Company is the exclusive owner or exclusive licensee of all Company Intellectual Property. Without limiting the generality of the foregoing, (i) the Company is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of the Company and its subsidiaries, including the sale, distribution or provision of any Company Products by the Company or any of its subsidiaries (excluding trademarks and trade names used to identify licensors or business partners), (ii) the Company owns exclusively, and has good title to, all copyrighted works that are included or incorporated into Company Products or which the Company or any of its subsidiaries otherwise purports to own, and
(iii) to the extent that any patents would be infringed by any Company Products, the Company is the exclusive owner of such patents.

                  (i) Neither the Company nor any of its subsidiaries has transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Right that is or was Company Intellectual Property, to any other person.

                  (j) Except as set forth on Schedule 2.12(j), all Technology used in or necessary to the conduct of business by the Company or any of its subsidiaries as presently conducted or currently contemplated to be conducted was written and created solely by either (i) employees of the Company acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to the Company, and no third party owns or has any rights to any of the Company Intellectual Property.

                  (k) Except as set forth on Schedule 2.12(k), the Company Intellectual Property constitutes all the Technology and Intellectual Property Rights used in and/or necessary to the conduct of the business of the Company and its subsidiaries as it currently is conducted, and as it is currently planned or contemplated to be conducted by the Company and its subsidiaries, including, without limitation, the design, development, manufacture, use, import and sale of Company Products.

                  (l) Except as set forth on Schedule 2.12(l), no person who has licensed any Technology or Intellectual Property Rights to the Company or any of its subsidiaries has ownership rights or license rights to improvements made by the Company or any of its subsidiaries to such Technology or Intellectual Property Rights.

                  (m) The operation of the business of the Company and each of its subsidiaries as it is currently conducted, or is contemplated to be conducted, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of Company Products does not infringe or misappropriate any Intellectual Property Right of any person, violate any right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of the United States or the United Kingdom, or to the Company's knowledge, under the laws of any other jurisdiction, and neither the Company nor any of its subsidiaries has received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company or any of its subsidiaries infringes or misappropriates any Intellectual Property Right of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have knowledge of any basis therefor).

                  (n) No Company Intellectual Property or service of the Company or any of its subsidiaries is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or its subsidiaries or may affect the validity, use or enforceability of such Company Intellectual Property.

                  (o) Other than inbound "shrink-wrap" and similar publicly-available commercial binary code end-user licenses, Schedule 2.12(o) lists all contracts, licenses and agreements to which the Company or any of its subsidiaries is a party with respect to any Technology or Intellectual Property Rights, excluding (i) non-exclusive object code licenses to end users entered into in the ordinary course and consistent with industry standards for an end user license and (ii) short term non-exclusive trademark licenses. Neither the Company nor any of its subsidiaries is in breach of, nor has the Company or any of its subsidiaries failed to perform under, any of the foregoing contracts, licenses or agreements and, to the Company's knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder.

                  (p) To the Company's knowledge, there are no contracts, licenses or agreements between the Company (or any of its subsidiaries) and any other person with respect to Company Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company or any of its subsidiaries thereunder.

                  (q) To the Company's knowledge, no person is infringing or misappropriating any Company Intellectual Property Right.

                  (r) The Company and its subsidiaries have taken all steps that are reasonably necessary to protect the Company's rights in confidential information and trade secrets of the Company or provided by any other person to the Company.

                  (s) Except as set forth in Schedule 2.12(s), neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or Surviving Corporation, by operation of law or otherwise, of any contracts or agreements to which the Company is a party, will result in
(i) either Parent's or the Surviving Corporation's granting to any third party any right to or with respect to any Technology or Intellectual Property Right owned by, or licensed to, either of them beyond the Technology or Intellectual Property Rights that the Company or any of its subsidiaries had been obligated to license or assign prior to closing, (ii) either the Parent's or the

Surviving Corporation's becoming bound by, or subject to, any non-compete, or other agreement not to engage in any line of business or to compete with any person or entity, including without limitation, any exclusive license agreements or distribution agreements, beyond what the Company or any of its subsidiaries was subject to prior to the Closing or (iii) either the Parent's or the Surviving Corporation's being obligated to pay any royalties or other amounts to any third party in excess of those payable by Company or its subsidiaries, respectively, prior to the Closing.

                  (t) Schedule 2.12(t) lists all software or other material that is distributed as "free software", "open source software" or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (collectively, "OPEN SOURCE MATERIALS") used by the Company or any of its subsidiaries in any way, and describes the manner in which such Open Source Materials were used (such description shall include, without limitation, whether (and, if so, how) the Open Source Materials were modified and/or distributed by the Company or any Subsidiary). Neither the Company nor any of its subsidiaries has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Intellectual Property Rights or Technology; (ii) distributed Open Source Materials in conjunction with any Intellectual Property Rights or Technology; or (iii) used Open Source Materials that create, or purport to create, obligations for the Company or any of its subsidiaries with respect to Intellectual Property Rights or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property Rights (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) be licensed for the purpose of making derivative works, or
(z) be redistributable at no charge).

                  (u) All products when sold, licensed, leased or delivered by the Company or any of its subsidiaries to customers and all services provided by or through the Company to customers on or prior to the Closing conform in all material respects to applicable express and implied warranties, product specifications and product documentation and to any representations provided to customers. Neither the Company nor any of its subsidiaries has any liability (and, to the knowledge of the Company, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or any of its subsidiaries giving rise to any material liability relating to the foregoing contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Company Financial Statements.

                  (v) No (i) government funding; (ii) facilities of a university, college, other educational institution or research center; or (iii) funding from any person (other than funds received in consideration for Company Capital Stock) was used in the development of the Intellectual Property Rights owned by the Company. To the knowledge of the Company, no current or former employee, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any Intellectual Property Rights, has performed services for the government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

                  (w) Neither the Company nor any of its subsidiaries has collected any personally identifiable information from any third parties except as described on Schedule 2.12(w). The Company and its subsidiaries have complied with all applicable laws and its internal privacy policies relating to (i) the privacy of users of their products and services and all Internet websites owned, maintained or operated by the Company and (ii) the collection, storage and transfer of any personally identifiable information collected by the Company or by third parties having authorized access to the records of the Company or any of its subsidiaries. The execution, delivery and performance of this Agreement does not conflict with all applicable laws relating to privacy and with the Company's privacy policies. Copies of all applicable privacy policies of the Company and each of its subsidiaries, including the privacy policies included in the Company's Internet website, are attached to Schedule 2.12(w). Each such privacy policy and all materials distributed or marketed by the Company or any of its subsidiaries have at all times made all disclosures to users or customers required by applicable laws, and none of such disclosures made or contained in any such privacy policy or in any such materials have been inaccurate, misleading or deceptive or in violation of any applicable laws.

                  (x) Neither the Company nor any of its subsidiaries nor any other person acting on its behalf has disclosed, delivered or licensed to any person, agreed to disclose, deliver or license to any person, or permitted the disclosure or delivery to any escrow agent or other person of, any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company or any of its subsidiaries or any person acting on their behalf to any person of any Company Source Code. Schedule 2.12(x) identifies each contract pursuant to which the Company or any of its subsidiaries has deposited, or is or may be required to deposit, with an escrow-holder or any other person, any Company Source Code, and describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code. Notwithstanding the above, the failure of the Company or any subsidiary to implement the escrow arrangements mandated in any agreement to which the Company or any subsidiary is subject shall not be deemed noncompliance or any breach under this section if (i) the agreement provides a reasonable period following notice to cure such a breach and (ii) there is no notice from any such party to any such escrow agreement indicating such a default. As used in this Section 2.12(x), "COMPANY SOURCE CODE" means, collectively, any software source code, any material portion or aspect of software source code, or any material proprietary information or algorithm contained in or relating to any software source code, of any Technology.

         2.13 Interested Party Transactions. Except as set forth on Schedule 2.13, no officer, director, affiliate (as defined under the Securities Act of 1933, as amended (the "SECURITIES ACT")) or, to the Company's knowledge, Company Stockholder (nor, to the Company's knowledge, any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an economic interest), has or has had, directly or indirectly, (a) an economic interest in any entity which furnished or sold, or furnishes or sells, services or products that the Company or any of its subsidiaries furnishes or sells, or proposes to furnish or sell, or (b) an economic interest in any entity that purchases from or sells or furnishes to, the Company or any of its subsidiaries, any goods or services or (c) a beneficial interest in any contract or agreement to which the Company or any of its subsidiaries is a party; provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "economic interest in any entity" for purposes of this Section 2.13.

         2.14 Compliance with Laws. The Company and each of its subsidiaries have complied in all material respects with, are not in violation of, and have not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.

         2.15 Litigation. Except as set forth in Schedule 2.15, there is no action, suit or proceeding of any nature pending or, to the Company's knowledge, threatened against the Company, its subsidiaries, their properties or any of their officers or directors, in their respective capacities as such. Except as set forth in Schedule 2.15, there is no investigation pending or, to the Company's knowledge, threatened against the Company, its subsidiaries, their properties or any of their officers or directors by or before any Governmental Entity. Schedule 2.15 sets forth, with respect to any such pending or threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. No Governmental Entity has at any time challenged or questioned the legal right of the Company or any of its subsidiaries to manufacture, offer or sell any of its products or services in the present manner or style thereof.

         2.16 Insurance. The Company and its subsidiaries maintain valid and enforceable insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its subsidiaries. Such insurance policies and fidelity bonds, identified on Schedule 2.16, contain provisions that are reasonable and customary in the Company's industry, and there is no claim by the Company or any of its subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company and each of its subsidiaries are otherwise in compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

         2.17 Minute Books. The minute books of the Company and each of its subsidiaries furnished to Parent and counsel for Parent are the only minute books of the Company and its subsidiaries and, except as set forth on Schedule 2.17, accurately reflect all meetings of directors (including committees thereof) and stockholders or actions by written consent of the board of directors or the Company Stockholders and its subsidiaries since the time of incorporation of the Company and its subsidiaries, as the case may be.

         2.18     Environmental Matters.

                  (a) Hazardous Material. Neither the Company nor any of its subsidiaries has: (i) operated any underground storage tanks at any property that the Company or any of its subsidiaries has at any time owned, operated, occupied or leased; or (ii) illegally released in violation of applicable law any amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies properly and safely maintained (a "HAZARDOUS MATERIAL"). No Hazardous Materials are present as a result of the actions of the Company, or, to the Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its subsidiaries has at any time owned, operated, occupied or leased.

                  (b) Hazardous Materials Activities. Neither the Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Company or any of its subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

                  (c) Permits. The Company and each of its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "ENVIRONMENTAL PERMITS") necessary for the conduct of the Hazardous Material Activities and other businesses of the Company and each of its subsidiaries as such activities and businesses are currently being conducted.

                  (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Company's knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its subsidiaries. The Company has no knowledge of any fact or circumstance that could reasonably be expected to involve the Company or any of its subsidiaries in any environmental litigation or impose upon the Company or any of its subsidiaries any environmental liability.

         2.19 Brokers' and Finders' Fees. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         2.20     Employee Matters and Benefit Plans.

                  (a) Definitions. With the exception of the definition of "AFFILIATE" set forth in Section 2.20(a)(i) below (which definition shall apply only to this Section 2.20), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                           (i)      "AFFILIATE" shall mean any other person or
entity under common control with the Company or any of its subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

                           (ii)     "COBRA" shall mean the Consolidated Omnibus
Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Sections 601 through 608 of ERISA;

                           (iii)    "COMPANY EMPLOYEE PLAN" shall mean any plan,
program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company, any of its subsidiaries or any Affiliate for the benefit of any Employee, or with respect to which the Company, or any of its subsidiaries or any Affiliate has or may have any liability or obligation;

                           (iv)     "DOL" shall mean the Department of Labor;

                           (v)      "EMPLOYEE" shall mean any current or former
or retired employee, consultant or director of the Company or any of its subsidiaries or any Affiliate;

                           (vi)     "EMPLOYMENT AGREEMENT" shall mean each
management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding (whether written or unwritten) between the Company, any of its subsidiaries or any Affiliate and any Employee;

                           (vii)    "ERISA" shall mean the Employee Retirement
Income Security Act of 1974, as amended;

                           (viii)   "FMLA" shall mean the Family Medical Leave
Act of 1993, as amended;

                           (ix)     "INTERNATIONAL EMPLOYEE PLAN" shall mean
each Company Employee Plan that has been adopted or maintained by the Company or any Affiliate (whether formally or informally and whether written or unwritten) or with respect to which the Company, any of its subsidiaries or any Affiliate will or may have any liability for the benefit of Employees who perform services outside the United States;

                           (x)      "IRS" shall mean the Internal Revenue
Service;

                           (xi)     "MULTIEMPLOYER PLAN" shall mean any Pension
Plan (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA; and

                           (xii)    "PENSION PLAN" shall mean each Company
Employee Plan which is an "employee pension benefit plan," within the meaning of
Section 3(2) of ERISA.

                  (b) Schedule. Schedule 2.20(b) contains an accurate and complete list of each Company Employee Plan, International Employee Plan and each Employment Agreement. Neither the Company nor any of its subsidiaries has any plan or commitment to establish any new Company Employee Plan, International Employee Plan or Employment Agreement, to modify any Company Employee Plan, International Employee Plan or Employment Agreement (except to the extent required by law or to conform any such Company Employee Plan, International Employee Plan or Employment Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan, International Employee Plan or Employment Agreement.

                  (c) Documents. The Company has provided to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan, International Employee Plan and Employment Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination opinion, notification and advisory letters, and all applications and material correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all communications material to any Employee or Employees relating to any Company Employee Plan, any International Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company or any of its subsidiaries; (viii) all material correspondence to or from any governmental agency relating to any Company Employee Plan or International Employee Plan; (ix) samples of all COBRA forms and related notices (or such forms and notices as required under comparable law); (x) where applicable, the three (3) most recent plan years discrimination tests for each Company Employee Plan; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

                  (d)      Employee Plan Compliance. Except as set forth on
Schedule 2.20(d), (i) the Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to, each Company Employee Plan and International Employee Plan, and each Company Employee Plan and International Employee Plan have been established and maintained in accordance with their terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination opinion, notification or advisory letter from the IRS with respect to each such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan without penalty; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the Company's knowledge, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or International Employee Plan or against the assets of any Company Employee Plan or International Employee Plan; (v) each Company Employee Plan and International Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time, without liability to Parent, the Company or any Affiliates (other than ordinary administration expenses or the issuance of shares upon exercise of previously granted Company Options); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; (vii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or
Section 4975 through 4980 of the Code; and (viii) the terms of the Company Option Plan (and any option agreement issued thereunder) permit the assumption of Company Options by Parent, the conversion of such options into Parent options and the cash-out of vested, unexercised Company Options, all as provided for in this Agreement and without the consent or approval of the holders of Company Options or any other party.

                  (e) Pension Plan. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

                  (f) Collectively Bargained, Multiemployer and Multiple Employer Plans. At no time has the Company, any of its subsidiaries or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither the Company, its subsidiaries nor any Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.

                  (g) No Post-Employment Obligations. Except as set forth in Schedule 2.20(g), no Company Employee Plan or International Employee Plan provides, or reflects or represents any liability to provide retiree health or other welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any of its subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health or other welfare benefits, except to the extent required by statute.

                  (h) Health Care Compliance. Neither the Company, its subsidiaries nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees. No Company Employee Plan or International Employee Plan provides health benefits that are not fully insured through an insurance contract or through a health maintenance organization.

                  (i)      Effect of Transaction.

                           (i)      Except as set forth on Schedule 2.20(i)(i),
the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, International Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

                           (ii)     Except as set forth on Schedule 2.20(i)(ii),
no payment or benefit which will or may be made by the Company, its subsidiaries or its Affiliates with respect to any Employee will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code.
Schedule 2.20(i)(ii) lists all persons who the Company reasonably believes are, with respect to the Company or any subsidiary of the Company, "disqualified individuals" (within the meaning of Section 280G of the Code and the regulations promulgated thereunder).

                  (j) Past Acquisitions. Neither the Company nor any Affiliate is currently obligated to provide an Employee with any compensation or benefits pursuant to an agreement (e.g., an acquisition agreement) with a former employer of such Employee.

                  (k) Employment Matters. The Company and each of its subsidiaries (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the Company or any of its subsidiaries under any worker's compensation policy or long-term disability policy.

                  (l) Labor. No work stoppage or labor strike against the Company or any of its subsidiaries is pending, threatened or reasonably anticipated. Neither the Company nor its subsidiaries knows of any activities or proceedings of any labor union to organize any Employees. Except as set forth in
Schedule 2.20(l), there are no actions, suits, claims, labor disputes or grievances pending, or, to the Company's knowledge, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any liability to the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Schedule 2.20(l), neither the Company nor any of its subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees, and no collective bargaining agreement is being negotiated by the Company or any of its subsidiaries.

                  (m) International Employee Plans. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason without liability to the Company, its subsidiaries or its Affiliates (other than ordinary administration expenses or routine claims for benefits).

         2.21 Employees. To the Company's knowledge, no employee of the Company or any of its subsidiaries (a) is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its subsidiaries or to the use of trade secrets or proprietary information of others and (b) has given notice to the Company or any of its subsidiaries, nor is the Company otherwise aware, that any employee intends to terminate his or her employment with the Company or any of its subsidiaries.

         2.22 Governmental Authorization. The Company and each of its subsidiaries possess all consents, licenses, permits, grants or other authorizations issued to the Company or its subsidiaries by a Governmental Entity (a) pursuant to which the Company and its subsidiaries currently operates or holds any interest in any of its properties or (b) which is required for the operation of its business or the holding of any such interest, other than such consents, licenses, permits, grants or authorizations of which the failure to obtain would not, either individually or in the aggregate, have a Company Material Adverse Effect (herein collectively called "COMPANY AUTHORIZATIONS"), which Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and each of its subsidiaries to operate or conduct its business or hold any interest in its properties or assets.

         2.23     Agreements, Contracts and Commitments.

                  (a) Except as set forth on Schedule 2.23(a), neither the Company nor any of its subsidiaries has, is a party to, or is bound by:

                           (i)      any fidelity or surety bond or completion
bond;

                           (ii)     any lease of personal property having a
value individually in excess of $25,000;

                           (iii)    any agreement of indemnification or
guaranty, other than such indemnification obligations in the software license agreements of the Company and its subsidiaries entered into in the ordinary course of business consistent with past practices and which indemnification obligations are capped at an amount not to exceed the revenues generated under such agreements;

                           (iv)     any agreement, contract or commitment
containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person, including without limitation, any exclusive license agreements or distribution agreements;

                           (v)      any agreement, contract or commitment
relating to capital expenditures and involving future payments in excess of $25,000 individually or $50,000 in the aggregate;

                           (vi)     any agreement, contract or commitment
relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of business;

                           (vii)    any mortgages, indentures, loans or credit
agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (viii) hereof;

                           (viii)   any purchase order or contract for the
purchase of raw materials involving $25,000 or more;

                           (ix)     any construction contract;

                           (x) any distribution, joint marketing or development agreement;

                           (xi)     any agreement, contract or commitment
pursuant to which the Company or any of its subsidiaries has granted or may grant in the future, to any party a source-code license or option or other right to use or acquire source-code; or

                           (xii)    any other agreement, contract or commitment
that involves $25,000 or more or is not cancelable without penalty within thirty
(30) days.

                  (b) Except for such alleged breaches, violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, all of which are noted in Schedule 2.23(b), neither the Company nor any of its subsidiaries has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any contract required to be set forth on Schedule 2.23(a) or Schedule 2.12. Each contract is in full force and effect and, except as otherwise disclosed in Schedule 2.23(b), is not subject to any default thereunder of which the Company has knowledge by any party obligated to the Company or any of its subsidiaries pursuant thereto.

         2.24 Customers. Schedule 2.24 sets forth (a) a list of the Company's top 15 customers according to revenue for the fiscal year ended December 31, 2002, and each customer with which the Company currently has an agreement and (b) a list of those customers that the Company reasonably believes in good faith will be the Company's top 15 customers for the fiscal year ended December 31, 2003 (it being understood that the Company is not making any assurances that any of such customers will actually be one of the Company's top 15 customers). Schedule 2.24 lists all effective agreements between such customers and the Company.

         2.25     Accounts Receivable.

                  (a) The Company has provided Parent with a list of all accounts receivable of the Company and its subsidiaries as of August 31, 2003, together with a range of days elapsed since invoice.

                  (b) All such accounts receivable arose in the ordinary course of business and are carried at values determined in accordance with GAAP consistently applied. No person has any Lien on any such accounts receivable, and no request or agreement for deduction or discount has been made with respect to any such accounts receivable.

         2.26 Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document (or summaries of same) that has been requested by Parent or its counsel.

         2.27 Representations Complete. None of the representations or warranties made by the Company (as modified by the Disclosure Schedules), nor any statement made in any Schedule or certificate furnished by the Company pursuant to this Agreement, nor any statements or other information furnished by the Company in or in connection with documents mailed, delivered or otherwise furnished to the Company Stockholders by the Company in connection with soliciting their consent to this Agreement and the Merger, contains or will contain at the Effective Time, any untrue statement of a material fact by the Company, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements made by the Company and contained herein or therein, in the light of the circumstances under which made, not misleading. The Company makes no representation, warranty or covenant with respect to any information provided in writing by Parent or Merger Sub that is contained in any such document furnished to the Company Stockholders for the express purpose of including in any documents mailed, delivered or otherwise furnished to the Company Stockholders by the Company in connection with the solicitation of their consent to this Agreement and the Merger.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND MERGER SUB

         Parent and Merger Sub represent and warrant to the Company as follows:

         3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Parent is duly qualified to do business and in good standing as a foreign corporation in each state or other jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities make such qualification necessary. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted.

         3.2 Authority. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the valid and binding obligations of Parent and Merger Sub, enforceable in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

         3.3 No Conflict. Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby nor compliance by Parent or Merger Sub with any of the provisions hereof, will (a) conflict with or result in a breach of any provision of Parent's or Merger Sub's Certificate of Incorporation or Bylaws, (b) constitute or result in a default under, or require any consent pursuant to, or result in the creation of any lien on any asset of Parent or Merger Sub under, any contract of Parent or Merger Sub that has been filed as an exhibit to Parent's filings under the Securities Act or Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT").

         3.4 Parent Common Stock. The shares of Parent Common Stock to be issued pursuant to the Merger have been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable, and will not be subject to any Lien of any nature except for the escrow provisions provided in Article VIII and any Liens created by any Company Stockholder.

         3.5 SEC Filings; Parent Financial Statements. Parent has filed each of the annual, quarterly and current reports required to be filed with the Securities and Exchange Commission (the "SEC") since January 1, 2002. A true and complete copy of each annual, quarterly and other report, and definitive proxy statement filed by Parent with the SEC since December 31, 2002 (the "SEC DOCUMENTS") is available on the Web site maintained by the SEC at http://www.sec.gov. All SEC Documents were filed on a timely basis. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained on their filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed SEC Document filed prior to the date hereof. The financial statements of Parent, including the notes thereto, included in the SEC Documents (the "PARENT FINANCIAL STATEMENTS") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and present fairly the consolidated financial position of Parent at the dates thereof and of its consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments), which such adjustments will not be material in amount of significance.

         3.6 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Parent or Merger Sub has received any notice of assertion against Parent or Merger Sub, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the execution and delivery of this Agreement or the consummation of any of the transactions contemplated by this Agreement.

         3.7 Absence of Changes. Since June 30, 2003, Parent has conducted its business in all material respects in the ordinary course.

                                   ARTICLE IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

         4.1 Conduct of Business of the Company and its Subsidiaries. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time and except to the extent that Parent shall otherwise consent in writing, the Company will, and will cause each of its subsidiaries to, carry on their business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay their debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practice and policies to preserve intact their present business organization, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business, and any material event involving or adversely affecting the Company, any of its subsidiaries or their business. Except as expressly contemplated by this Agreement, neither the Company nor any of its subsidiaries shall, without the prior written consent of Parent:

                  (a) enter into any commitment or transaction not in the ordinary course of business;

                  (b) (i) transfer to any person or entity any rights to the Company Intellectual Property, (ii) enter into or amend any agreement with respect to the Company Intellectual Property with any person or entity or with respect to the Intellectual Property Rights of any person or entity (other than (A) intellectual property rights acquired under "shrink-wrap" and similar widely available commercial binary code end-user licenses and (B) limited, end-user license agreements for transactions entered into in the ordinary course of business, consistent with past practices that are on terms and conditions substantially similar to the Company's standard, existing form agreement set forth in Schedule 4.1(b)), (iii) buy or license any Intellectual Property Rights, (iv) enter into any agreement with respect to the development of any Intellectual Property Rights or Technology, (v) modify its standard warranty terms for the Company Products or amend or modify any Company Product or service warranties in effect as of the date hereof in any manner that is adverse to the Company or any of its subsidiaries;

                  (c) enter into, renew or amend any agreements pursuant to which any other party is granted manufacturing, marketing, distribution or similar rights of any type or scope with respect to any Company Products or Technology owned by the Company or any of its subsidiaries;

                  (d) amend or otherwise modify (or agree to do so), or violate the terms of, any of the agreements set forth or described in the Disclosure Schedule;

                  (e) commence any litigation or any binding dispute resolution process;

                  (f) except as provided in this Agreement, declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of the Company Capital Stock (which, for the purposes of this clause (f), shall include the capital stock or share capital of any of the Company's subsidiaries), or split, combine or reclassify any of the Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company Capital Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of the Company Capital Stock (or options, warrants or other rights exercisable therefor), other than pursuant to the Company's repurchase right under employee restricted stock purchase agreements;

                  (g) except for the issuance of (i) shares of Company Common Stock upon exercise of the presently outstanding Company Options, (ii) shares of Company Common Stock upon conversion of Company Series A Preferred Stock or Company Series B Preferred Stock or (iii) shares of Company Series A Preferred Stock upon exercise of the Company Series A Preferred Warrant, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of the Company Capital Stock (which, for the purposes of this clause (g), shall include the capital stock or share capital of any of the Company's subsidiaries) or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any Company Capital Stock or other convertible securities;

                  (h) except as otherwise contemplated by this Agreement, cause or permit any amendments to the Company's Certificate of Incorporation or Bylaws or any comparable governing documents of any of the Company's subsidiaries;

                  (i) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company and its subsidiaries;

                  (j) sell, lease, license, loan or otherwise dispose of any of the properties or assets of the Company or any of its subsidiaries;

                  (k) authorize any additional or new capital expenditure or expenditures that individually is in excess of $10,000 or in the aggregate are in excess of $25,000;

                  (l) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of the Company or guarantee any debt securities of others;

                  (m) except as provided in this Agreement, grant any severance or termination pay to any director, officer, employee or consultant;

                  (n) adopt or amend any employee benefit plan, program, policy or arrangement, or enter into any employment contract, extend any employment offer or loan, pay or agree to pay any special bonus or special remuneration to any director, employee or consultant, or increase the salaries, wage rates or benefits of its employees, nor grant any equity-based compensation award (whether payable in cash, shares or otherwise);

                  (o) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable;

                  (p) pay, discharge or satisfy, in an amount in excess of $10,000 in any one case or $20,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Financial Statements;

                  (q) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                  (r) enter into or renew any strategic alliance, joint development or joint marketing arrangement or agreement;

                  (s) fail to pay or otherwise satisfy its monetary obligations as they become due;

                  (t) waive or commit to waive any rights with a value in excess of $10,000, in any one case, or $20,000, in the aggregate;

                  (u) cancel or amend any insurance policy, other than replacements or renewals of existing insurance policies on substantially the same terms and with substantially the same coverage limits on such existing policies;

                  (v) alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest on the date hereof; or

                  (w) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (v) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

         4.2 No Solicitation. Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to the provisions of Section
8.1 hereof, the Company will not (nor will the Company permit any of the Company's officers, directors, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, initiate, entertain or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any person, relating to, any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company or any of its subsidiaries, (b) provide information with respect to it to any person, other than Parent, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to, any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company or any of its subsidiaries, (c) enter into an agreement with any person, other than Parent, providing for the acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company or any of its subsidiaries or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company or any of its subsidiaries, by any person, other than by Parent. The Company shall immediately cease and cause to be terminated any such contacts or negotiations with third parties relating to any such transaction or proposed transaction. In addition to the foregoing, if the Company receives prior to the Effective Time or the termination of this Agreement any offer or proposal relating to any of the above, the Company shall immediately notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request. Except as contemplated by this Agreement, disclosure by the Company of the terms hereof (other than the prohibition of this section and other than disclosure by the Company to its authorized representatives, consultants and advisors) shall be deemed to be a violation of this Section 4.2.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

         5.1      Company Stockholder Approval.

                  (a) Immediately following the execution of this Agreement, the Company shall deliver to Parent the Written Consent executed by each of the persons listed on Schedule 5.1 hereof, which Written Consent shall set forth the irrevocable approval of the Merger, this Agreement and the transactions contemplated hereby, which shall also include and constitute the irrevocable approval by such Company Stockholders of: (i) the escrow and indemnification obligations of the Company Stockholders set forth in Article VIII hereof and the deposit of Merger Shares and Merger Cash equal to the Escrow Amount into the Escrow Fund, (ii) the Charter Amendment, and (iii) the appointment of Pete Sinclair as the Stockholder Representative.

                  (b) Following the execution of this Agreement, the Company shall use commercially reasonable efforts to solicit and obtain the Written Consent of the remaining Company Stockholders to approve and adopt the Agreement and approve the Merger and the Charter

Amendment. In connection with such stockholder approval and as soon as practicable after the execution of this Agreement, the Company shall prepare, with the cooperation of Parent, an information statement (the "INFORMATION STATEMENT") for the purpose of soliciting the Written Consent of the Company Stockholders. The Information Statement shall also constitute a disclosure document for the offer and sale of the Merger Shares in the Merger and shall comply with the information requirements of Rule 502(b) promulgated under the Securities Act so that Parent, if it so chooses, may avail itself of the exemption provided by Rule 506 promulgated under the Securities Act. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement or in any amendments or supplements to the Information Statement. Each of the parties hereto will promptly advise the other parties in writing if at any time prior to the Effective Time either the Company or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Board of Directors of the Company shall recommend to the Company Stockholders that such stockholders approve and adopt the Agreement and approve the Merger and the Charter Amendment and the transactions contemplated hereby, and the Information Statement shall contain such recommendation, as well as the conclusion of the Board of Directors of the Company that the terms and conditions of the Merger are in the best interests of the Company Stockholders in the opinion of the Board of Directors. Notwithstanding anything to the contrary contained herein, the Company shall not include in the Information Statement any information with respect to Parent or its affiliates or associates, the form and content of which information shall not have been approved by Parent prior to such inclusion.

         5.2      Issuance of Parent Common Stock.

                  (a) Sale of Parent Common Stock. Each of Parent, Merger Sub and the Company hereto acknowledges and agrees that the shares of Parent Common Stock issuable to the Company Stockholders pursuant to Section 1.6 hereof, shall constitute "restricted securities" within the meaning of the Securities Act. The certificates for shares of Parent Common Stock to be issued in the Merger shall bear appropriate legends to identify such privately placed shares as being restricted under the Securities Act and to comply with applicable state securities laws. The Company acknowledges and understands that Parent is relying upon certain written representations made by each stockholder of the Company in issuing the shares of Parent Common Stock.

                  (b) Stockholder Agreement. The Company shall use commercially reasonable efforts to deliver or cause to be delivered to Parent, prior to the Closing Date, an executed Stockholder Agreement in the form attached hereto as Exhibit D (the "STOCKHOLDER AGREEMENT") from each Company Stockholder; provided, however, that the Company shall deliver or cause to be delivered to Parent an executed Stockholder Agreement from each Company Stockholder listed on Schedule 5.1 hereto immediately following the execution of this Agreement and simultaneously with the delivery of the Written Consent described in Section 5.1.

                  (c) Company Affiliates. Schedule 5.2(c) sets forth those persons who, in the Company's reasonable judgment, are or may be "affiliates" of the Company within the meaning of Rule 145 (each such person, an "AFFILIATE") promulgated under the Securities Act ("RULE 145") as of the time that the Information Statement is submitted to the Company Stockholders. The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. Parent and Merger Sub shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of the Stockholder Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Stockholder Agreements.

                  (d) Registration Statement on Form S-3. Parent shall use commercially reasonable efforts to file, within ten (10) business days following the Closing Date, a registration statement on Form S-3 with the SEC covering the resale of the shares of Parent Common Stock to be issued to the Company Stockholders pursuant to the Merger; provided, however, that if Parent is required to file the Company's audited financial statements pursuant to Item 7 of Form 8-K, then the filing date of such Form S-3 shall be the later of (i) ten
(10) business days following the Closing Date or (ii) three (3) business days following the filing of the Company's audited financial statements on Form 8-K. As of the date hereof, Parent hereby represents and warrants that it is qualified to register shares of Parent Common Stock on Form S-3. Such registration shall be subject to the terms and conditions set forth in the Stockholder Agreement.

                  (e) Registration Statement on Form S-8. Parent shall use commercially reasonable efforts to file, within twenty (20) business days following the Closing Date, a registration statement on Form S-8 with the SEC (to the extent Form S-8 is available) registering a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock issuable upon the exercise of all Company Options assumed by Parent pursuant to Section 1.6 hereof; provided, however, that if Parent is required to file the Company's audited financial statements pursuant to Item 7 of Form 8-K, then the filing date of such Form S-8 shall be the later of (i) twenty (20) business days following the Closing Date or (ii) three (3) business days following the filing of the Company's audited financial statements on Form 8-K. Such registration statement shall be kept effective (and the current status of the prospectus required thereby shall be maintained in accordance with the relevant requirements of the Securities Act and Exchange Act) at least for so long as any Company Options assumed by Parent remain outstanding.

                  (f) Nasdaq National Market Listing. No later than the Effective Time, Parent shall authorize for listing on The Nasdaq National Market the shares of Parent Common Stock issuable, and those subject to Company Options assumed by Parent, in connection with the Merger, upon official notice of issuance.

                  (g) Blue Sky Laws. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions that are applicable to the issuance of the Merger Shares pursuant hereto. The Company shall use its best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions that are applicable in connection with the issuance of the Merger Shares pursuant hereto.

                  (h) Additional Assurances. At the request of Parent, the Company shall use its commercially reasonable efforts to cause each of the Company Stockholders to execute and deliver to Parent such instruments and do and perform such acts and things as may be necessary or desirable for complying with all applicable securities laws and state corporate law.

         5.3 Termination of Agreements. The Company shall cause those agreements listed on Schedule 5.3 to be terminated.

         5.4 Access to Company Information. The Company shall afford to Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to
(a) all of the properties, books, contracts, agreements and records of the Company and its subsidiaries, (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company and its subsidiaries as Parent may reasonably request, and (c) all employees of the Company and its subsidiaries as identified by Parent. The Company agrees to provide Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

         5.5      Confidentiality.

                  (a) Each of the parties hereto shall (and shall cause each of its representatives to) not disclose any information provided by the other party with respect to the negotiation and execution of this Agreement or the consummation of the transactions contemplated hereby, including for the purposes of due diligence ("CONFIDENTIAL INFORMATION"), and shall (and shall cause each of its representatives to) use the Confidential Information only with respect to the consummation of the transactions contemplated hereby or as otherwise provided by this Agreement; provided, however, that the following shall be deemed not to be Confidential Information: (a) information that the receiving party can demonstrate was already in its possession prior to the disclosure thereof by the other party, (b) information that is generally known to the public and did not become so known through the violation of this Section
5.5 by the receiving party or its representatives, (c) information that becomes available to the receiving party on a non-confidential basis from a source other than the other party or its representatives, provided that such source is not known by the receiving party to be bound by a contractual, legal or fiduciary obligation of confidentiality to the other party with respect to that information, and (d) information that is required to be disclosed by law or by the rules and regulations of the National Association of Securities Dealers. The Company acknowledges that the Parent Common Stock is publicly traded and that any Confidential Information with respect to Parent could be considered to be material non-public information within the meaning of U.S. federal and state securities laws. Accordingly, the Company acknowledges and agrees not to (and shall inform each of its officers, directors and employees not to) engage in any transactions in the Common Stock of Parent in violation of applicable insider trading laws.

                  (b) Notwithstanding anything herein to the contrary, any party of this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement (the "TRANSACTIONS") and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that such disclosure may not be made (i) until the earlier of (A) the date of the public announcement of discussions relating to the Transactions, (B) the date of the public announcement of the Transactions or (C) the date of the execution of an agreement to enter into the Transactions and (ii) to the extent required to be kept confidential to comply with any applicable federal or state securities laws. For the avoidance of doubt, the parties acknowledge and agree that the tax treatment and tax structure of any Transaction does not include the name of any party to the Transaction or any sensitive business information (including, without limitation, the name and other specific information about any party's intellectual property or other proprietary assets) unless such information is necessary to understand the purported or claimed federal income tax treatment of the Transaction.

         5.6 Expenses. If the Merger is not consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting, investment banking and all other fees and expenses of third parties, including any severance payments paid to those employees of the Company who are listed on the Severance List ("THIRD PARTY EXPENSES") shall be the obligation of the party that incurred such Third Party Expenses. If the Merger is consummated, Parent shall pay up to a maximum of $135,000 in reasonable Third Party Expenses incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby. Any Third Party Expenses in excess of $135,000 (the "EXCESS TRANSACTION EXPENSES") shall be deemed expenses of the Company Stockholders and shall be deducted from the Cash Dividend described in Section 5.24.

         5.7 Public Disclosure. No disclosure (whether or not in response to an inquiry) of the existence or nature of this Agreement shall be made by any party hereto unless approved by duly authorized officers of both Parent and the Company prior to release, provided that such approval shall not be unreasonably withheld and subject in any event to Parent's obligation to comply with applicable laws and the rules and regulations of the Nasdaq Stock Market.

         5.8 Consents. The Company shall obtain the consents, waivers and approvals as may be required in connection with the Merger (all of such required consents, waivers and approvals are set forth in Schedule 2.5) so as to preserve all rights of, and benefits to, the Company thereunder from and after the Effective Time.

         5.9 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3) (the "FIRPTA COMPLIANCE CERTIFICATE").

         5.10 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or the Company or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

         5.11     Company's Auditors; Audit Report.

                  (a) The Company will use its commercially reasonable efforts to cause its management and its independent auditors to facilitate on a timely basis the preparation of financial statements (including pro forma financial statements, if required) as required by Parent to comply with applicable SEC regulations.

                  (b) The Company shall use its best efforts to assist Deloitte & Touche LLP to complete its audit of the Company Financial Statements for the fiscal year ended December 31, 2002 prior to the Closing.

         5.12 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event that is likely to cause any representation or warranty of the Company and Parent or Merger Sub, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (b) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.12 shall not limit or otherwise affect any remedies available to the party receiving such notice. No disclosure by the Company pursuant to this Section 5.12, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

         5.13 Additional Documents and Further Assurances. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely and promptly the consummation of this Agreement and the transactions contemplated hereby; provided that nothing in this Section 5.13 shall be construed to obligate any party to waive any of the closing conditions set forth in Article VI.

         5.14     Employees.

                  (a) As soon as practicable after the date of this Agreement, the Chief Executive Officer of the Company and the Vice President Human Resources of Parent will use commercially reasonable efforts to agree upon the guidelines within which the Company will proceed with respect to the retention following the Effective Time of certain existing Company employees.

                  (b) Following the Effective Time, Parent shall arrange for each participant in the Company Employee Plans ("COMPANY PARTICIPANTS") (including without limitation all eligible dependents) who becomes a Parent employee (or an employee of any Parent subsidiary) after the Effective Time to be eligible for substantially similar benefits in the aggregate as those received by similarly situated employees of Parent. Each Company Participant shall, to the extent permitted by law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rule, receive credit for the purposes of eligibility to participate and vesting under Parent plans for years of service with the Company (and its subsidiaries and predecessors) prior to the Effective Time. If applicable, Parent shall use commercially reasonable efforts to cause any and all pre-existing condition (or actively-at-work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans to be waived with respect to such Company Participants and their eligible dependents and to provide them with credit for any co-payments, deductibles, and offsets (or similar payments) made prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Parent plans in which they are eligible to participate after the Effective Time.

                  5.15 Regulatory Filings. Each of Parent and the Company shall promptly make its filings under the HSR Act as well as under comparable pre-merger notification filing requirements of the laws and regulations of any foreign jurisdiction and shall make any required submissions under the HSR Act or such other comparable laws and regulations with respect to the Merger, and shall cooperate with respect to the foregoing. Parent and the Company shall give prior notice and consult prior to any meeting the Company or Parent may have with the United States Federal Trade Commission or Department of Justice with respect to the filings of the Company and Parent under the HSR Act or the competition or merger control authorities of any other jurisdiction or any review by either of the foregoing agencies. Each of Parent and the Company agrees to use its commercially reasonable efforts to cause the condition to closing referred to in Section 6.1(c) to be met and agree to take all reasonable steps necessary to obtain early termination of the waiting period under the HSR Act.

                  5.16 Key Employees and Employment Agreements. Parent shall present offers of employment to certain Company employees set forth on Schedule
5.16 hereto (the "KEY EMPLOYEES"). Each Key Employee shall execute a Service Agreement and a Stock Restriction Agreement in substantially the forms set forth as Exhibit A and Exhibit B, respectively, concurrently with the execution of this Agreement, which Service Agreement and Stock Restriction Agreement shall be effective as of the Effective Time.

                  5.17 Company Employee Plans. The Company shall take all such actions as are necessary or appropriate to terminate all group severance, separation or salary continuation plans, programs or arrangements, effective no later than the day immediately preceding the Effective Time, provided that any and all 401(k) plans shall not be terminated if Parent provides written notice prior to the Effective Time to the Company that such 401(k) plan(s) shall not be terminated. Parent shall receive from Company evidence that Company's plan(s) and/or program(s) have been terminated pursuant to resolutions of such entity's Board of Directors (the form and substance of such resolutions shall be subject to review and approval of Parent), effective no later than the day immediately preceding the Closing Date. In the event that distribution or rollover of assets from the trust of a 401(k) plan which is terminated is reasonably anticipated to trigger liquidation charges, surrender charges, or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon the Company or plan sponsor, then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent as soon as possible following the date of this Agreement (but in no event less than five
(5) days prior to the Effective Time). The Company shall also take such other actions in furtherance of terminating such Company Employee Plans as required by such Company Employee Plans and/or as Parent may reasonably require.

         5.18     Disqualified Individuals under 280G.

                  (a) Within a reasonable period of time after the last business day of each month after the date hereof and on or about the date which is five (5) business days prior to the Closing Date, the Company shall, as and to the extent necessary, deliver to Parent a certificate which sets forth any additional information, not set forth on Schedule 2.20(i)(ii) hereto, which the Company reasonably believes would affect the determination of the persons who are, with respect to the Company or any subsidiary of the Company, deemed to be "disqualified individuals" (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as of the date of each such certificate.

                  (b) Any agreements, contracts or arrangements that may result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code shall have been approved by such number of stockholders of Company as is required by the terms of Section 280G(b)(5)(B) of the Code in order for such payments and benefits not to be deemed parachute payments under Section 280G of the Code, with such approval to be obtained in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the proposed Treasury Regulations thereunder, including Q&A-7 of Section 1.280G-1 of such proposed regulations, or, in the absence of such stockholder approval, none of those payments or benefits shall be paid or provided, pursuant to the waivers of those payments and benefits to be executed by the affected individuals in form and substance reasonably satisfactory to Parent.

         5.19     Severance Agreement and Release Waivers. Within five
(5) business days of the date hereof, Parent shall provide the Company with a list of the employees of the Company (such list not to exceed fifteen (15) employees) who will no longer be employed by the Company following the Effective Time (the "SEVERANCE LIST"). Prior to the Closing Date, the Company shall use its best efforts to obtain from each such employee a severance agreement and release of liability ("SEVERANCE AGREEMENT") dated the date of such employee's termination of employment with the

Company in a form acceptable to Parent. Such Severance Agreement shall be in full force and effect on or prior to the Closing Date, and no action by the Company shall have been taken to amend, modify or supersede any of such Severance Agreements without the prior written consent of Parent.

         5.20 Spreadsheet. The Company shall prepare a spreadsheet (the "SPREADSHEET") in form acceptable to Parent, which spreadsheet shall be certified as complete and correct by the Chief Executive Officer of the Company as of the Closing and which shall separately list, as of the Closing, all holders of Company Capital Stock and their respective addresses as reflected in the Company's records, the number of shares of Company Capital Stock held by such persons (including whether such shares are Company Common Stock, Company Series A Preferred Stock or Company Series B Preferred Stock and the respective certificate numbers), the amount of Merger Consideration to be received by each holder, the amount of Merger Consideration to be deposited into the Escrow Fund on behalf of each holder, and such other information relevant thereto or which the Exchange Agent or Parent may reasonably request. The Company shall prepare a separate spreadsheet (the "OPTION SPREADSHEET") in form acceptable to Parent, which spreadsheet shall be certified as complete and correct by the Chief Executive Officer of the Company as of the Closing and which shall separately list, as of the Closing, all holders of Company warrants, Company Options and Company Restricted Stock, and their respective addresses, the number of shares of Company Capital Stock underlying each such warrant and Company Option, the vesting arrangement with respect to such Company Warrants, Company Options and Company Restricted Stock and such other information relevant thereto or which Parent may reasonably request.

         5.21 Statement of Liabilities. Parent shall have received from the Company, at least three (3) business days prior to the Closing Date, a Statement of Liabilities reflecting all current liabilities of the Company not reflected on the Company Financial Statements, in a form reasonably satisfactory to Parent, which Statement of Liabilities shall be certified as complete and correct as of the Effective Time by the Chief Executive Officer of the Company.

         5.22 Closing Date Balance Sheet. The Company shall prepare and deliver, at least five (5) business days prior to the Closing Date, an estimated consolidated balance sheet of the Company, dated as of the Closing Date, that has been prepared in accordance with GAAP (except that such balance sheet need not contain the footnotes required by GAAP) consistently applied on a basis consistent with the most recent regularly prepared financial statements of the Company, and that presents fairly the consolidated financial condition of the Company as of the Closing Date.

         5.23 Statement of Expenses. The Company shall provide Parent with a statement of an estimate of Third Party Expenses incurred by the Company two (2) business days prior to the Closing Date (the "STATEMENT OF EXPENSES").

         5.24 Cash Dividend. Immediately prior to the Closing, the Company shall declare and pay a cash dividend in an amount not to exceed $7.2 million to the Company Stockholders out of the Company's available cash balance (the "CASH DIVIDEND"); provided, however, that at least five (5) days prior to the Closing, Parent shall have reviewed and agreed with the calculation of such Cash Dividend; provided further, however, that Company shall declare and pay such Cash Dividend in compliance with applicable law, including applicable reporting and withholding requirements. To the extent that the Company's available cash balance immediately prior to the Closing is less than $7.2 million, then Parent agrees that it will provide a certain amount of cash to the Company Stockholders equal to the difference between (a) $7.2 million less (b) the amount of available cash that is distributed to the Company Stockholders as part of the Cash Dividend immediately prior to the Closing (the "GAP AMOUNT"). The Gap Amount will be paid by Parent to the Company Stockholders within ninety (90) days following the Closing. Notwithstanding anything to the contrary herein, Parent and the Company agree that any and all Excess Transaction Expenses, as well as any and all costs associated with the Company's compliance with Section 5.19 shall be deducted from the Cash Dividend or Gap Amount otherwise payable to the Company Stockholders.

         5.25 Charter Amendment. Prior to the Closing, the Company shall file the Company's Certificate of Incorporation as amended to conform with the payments of the Merger Consideration and the Cash Dividend as described herein.

         5.26     Company Officer and Director Liability Insurance.

                  (a) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by law, for a period of six years from the Effective Time, honor all of the Company's obligations under its Certificate of Incorporation and applicable law to indemnify and hold harmless each present and former director and officer of the Company (the "INDEMNIFIED OFFICERS AND DIRECTORS"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent that such obligations under its Certificate of Incorporation or applicable law to indemnify and hold harmless exist on the date of this Agreement.

                  (b) The provisions of this Section 5.25 are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Officers and Directors and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

         6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

                  (a) Stockholder Approval. This Agreement and each of the transactions contemplated hereby shall have been approved and adopted by a sufficient number of Company Stockholders to constitute the Company Stockholder Approval, and the Merger and Charter Amendment shall have been approved by a sufficient number of Company Stockholders to satisfy the requisite vote under Delaware Law and the Company's Certificate of Incorporation and Bylaws, as well as a majority of the holders of Company Common Stock, voting as a separate class.

                  (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition (i) preventing the consummation of the Merger, (ii) prohibiting Parent's ownership or operation of any portion of the business of the Company or (iii) compelling Parent or the Company to dispose of or hold separate all or any material portion of the business or assets of the Company or Parent as a result of the Merger, shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be threatened or pending shall be in effect.

                  (c) Government Approvals. All approvals of governments and government agencies necessary to consummate the Merger hereunder, shall have been received. All applicable waiting periods under the HSR Act shall have expired or early termination shall have been granted by either the Federal Trade Commission of the United States Department of Justice and clearance for the Merger shall have been obtained under the comparable laws of any foreign countries where consummation of the Merger prior to such clearance is required.

                  (d) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

                  (e) Escrow Agreement. Parent, Company, Escrow Agent and the Stockholder Representative (as defined in Article VII hereof) shall have entered into an Escrow Agreement substantially in the form attached hereto as Exhibit E.

         6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

                  (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects (except for those representations and warranties that are by their terms qualified by a standard of materiality, which representations and warranties shall have been true and correct in all respects) as of the date of this Agreement and on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time (it being understood that, for purposes of determining the accuracy of such representations and warranties, any inaccuracy that has not had a material adverse effect on Parent shall be disregarded), and the Company shall have received a certificate to such effect signed on behalf of Parent by a duly authorized officer of Parent.

                  (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with each of the agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by a duly authorized officer of Parent.

                  (c) Legal Opinion. The Company shall have received a legal opinion from Wilson Sonsini Goodrich & Rosati, legal counsel to Parent and Merger Sub, in substantially the form attached hereto as Exhibit F.

         6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

                  (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (except for those representations and warranties that are by their terms qualified by a standard of materiality, which representations and warranties shall have been true and correct in all respects) as of the date of this Agreement and on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) any inaccuracy that has not had a Company Material Adverse Effect and (ii) any update of or modification to the Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded), and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer of the Company.

                  (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with each of the agreements and covenants required by this Agreement to be performed or complied with by the Company on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer of the Company.

                  (c) Certificate of Secretary of the Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Certificate of Incorporation and the Bylaws of the Company, and (ii) the valid adoption of resolutions of the Board of Directors of the Company and the Company Stockholders approving this Agreement and the consummation of the transactions contemplated hereby.

                  (d) Third Party Consents. Parent shall have been furnished with evidence satisfactory to it that the Company has obtained all required consents, approvals and waivers which are necessary in connection with the Merger to transfer to the Surviving Corporation all rights of the Company thereunder and which are set forth on Schedule 2.5.

                  (e) Termination of Agreements. The Company shall have terminated each of those agreements listed on Schedule 5.3 to this Agreement, and each such agreement shall be of no further force or effect in any respect.

                  (f) Legal Opinion. Parent shall have received a legal opinion from GCA Law Partners LLP, legal counsel to the Company, in substantially the form attached hereto as Exhibit G.

                  (g) Material Adverse Change. There shall not have occurred any event or condition of any character that has had or is reasonably likely to have a Company Material Adverse Effect (as defined in Section 9.2 hereof) determined without regard to whether such change constitutes a breach of a representation or warranty.

                  (h) Resignation of Directors and Officers. The directors and officers of the Company and each of its subsidiaries in office immediately prior to the Effective Time shall have resigned as directors and officers of the Surviving Corporation and each of its subsidiaries, respectively, effective immediately following the Effective Time

                  (i) Stockholder Approval; Dissenting Shares. This Agreement, the Merger and the transactions contemplated hereby and thereby shall have been approved and adopted by the Company Stockholders holding not less than eighty percent (80%) of the outstanding shares of the Company Capital Stock. The number of shares of Company Capital Stock constituting Dissenting Shares shall not represent, immediately prior to the Effective Time, more than five percent (5%) of the issued and outstanding shares of Company Capital Stock.

                  (j) Stockholder Agreements. At least eighty percent (80%) of the Company Stockholders, other than holders of Dissenting Shares, shall have executed and delivered to Parent the Stockholder Agreement in substantially the form attached hereto as Exhibit D.

                  (k) Charter Amendment. The Charter Amendment shall have been duly filed with and accepted by the Secretary of State of the State of Delaware.

                  (l) Service Agreement and Stock Restriction Agreement. The Service Agreement and Stock Restriction Agreement entered into by each of the Key Employees shall remain in effect and shall not have been revoked.

                  (m) Severance Agreements. The Company shall have delivered a Severance Agreement for at least eight percent (80%) of the persons identified on the Severance List, and each such Severance Agreement delivered to Parent shall be in full force and effect, and no action by the Company shall have been taken to amend, modify or supersede any of such agreements.

                  (n) Audit Report. Deloitte & Touche LLP shall have completed its audit of the Company Financial Statements for the fiscal year ended December 31, 2002 and delivered its unqualified audit reports thereon.

                  (o) Closing Date Balance Sheet; Statement of Expenses. Parent shall have received from the Company the Closing Date Balance Sheet pursuant to Section 5.22 hereof and the Statement of Expenses pursuant to
Section 5.23 hereof.

                  (p) Certificate of Good Standing. Parent shall have received certificates of good standing for the Company from (i) the Secretary of State of the State of Delaware, (ii) the Secretary of State of the State of California and (iii) the Franchise Tax Board of the State of California, each dated within a reasonable period prior to the Closing Date, as well as similar certificates from the relevant jurisdictions of each of the Company's subsidiaries.

                  (q) Certificate of Status of Foreign Corporation. Parent shall have received a Certificate of Status of Foreign Corporation or similar certificate of the Company issued by the Secretary of State of such states where the Company is qualified to do business dated within a reasonable period prior to the Closing certifying as to the good standing of the Company in such states.

                                  ARTICLE VII

          SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITY; ESCROW

         7.1 Survival of Representations and Warranties; Indemnity. Notwithstanding any right of Parent or the Company (whether or not exercised) to investigate the affairs of Parent or the Company (whether pursuant to Section
5.4 hereof or otherwise) or a waiver by Parent or the Company of any condition to Closing set forth in Article VI of this Agreement, each party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other party contained in this Agreement or in any instrument delivered pursuant to this Agreement. All of the representations and warranties of the Company contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until 5:00 p.m., California time, on the eighteen (18) month anniversary of the Closing Date (the "EXPIRATION DATE"); provided, however, that the representations and warranties contained in (a) Section 2.9 (Tax and Other Returns and Reports) and
Section 2.20 (Employee Matters and Benefit Plans) shall survive until the later of (i) the expiration of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) or (ii) the Expiration Date, and
(b) Sections 2.2(a) and 2.2(b) (Company Capital Structure) and Section 2.12 (Intellectual Property) shall survive until the second anniversary of the Closing Date. The representations and warranties of Parent and Merger Sub contained in this Agreement, or in any instrument delivered pursuant to this Agreement, shall terminate at the Closing.

         7.2      Escrow Arrangements.

                  (a) Escrow Fund. At the Effective Time, the Company Stockholders will be deemed to have received and consented to the deposit with the Escrow Agent (as defined below) of the Escrow Amount without any act required on the party of any Company Stockholder. As soon as practicable after the Effective Time, Parent will deposit the Escrow Amount with an escrow agent acceptable to Parent and the Stockholder Representative (the "ESCROW AGENT"), such deposit to constitute an escrow fund (the "ESCROW FUND") to be governed by the terms set forth herein and at Parent's cost and expense. The portion of the Escrow Amount contributed on behalf of the Company Stockholders shall be in proportion to the aggregate Merger Consideration to which each such Company Stockholder would otherwise be entitled to receive pursuant to Section 1.6. The Escrow Amount shall be allocated in proportion to the number of Merger Shares and amount of Merger Cash payable at the Effective Time to each of the Company Stockholders. The Escrow Fund is available to compensate Parent and its officers, directors and affiliates, including the Surviving Corporation (each, an "INDEMNIFIED PARTY" and collectively, the "INDEMNIFIED PARTIES") for any claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses, and expenses of investigation and defenses (hereinafter individually a "LOSS" and collectively "LOSSES") paid, incurred, accrued or sustained by the Indemnified Parties, or any of them, directly or indirectly as a result of (i) any inaccuracy or breach of a representation or warranty of the Company contained in Article II herein as of the date of this Agreement or as of the Closing Date, as though then made (except to the extent that such representation or warranty speaks as of an earlier date), (ii) any failure by the Company to perform or comply with any covenant contained in this Agreement, (iii) any Dissenting Share Payments, (iv) any claim made by any person that such person is or was entitled (by contract or otherwise) to receive any amount or property in such person's capacity (or asserted capacity) as a beneficiary of any rights in excess of the consideration set forth in this Agreement by virtue of or as a result of the Merger, other than any claim described in clause (iii) above and (v) the items listed on
Schedule 7.2(a). Parent, Merger Sub and the Company each acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the aggregate Merger Consideration. Nothing herein shall limit the liability of Parent, Merger Sub or the Company for any breach of any representation, warranty or covenant if the Merger does not close.

         For the purpose of this Article VII only, when determining the amount of any Loss resulting from such inaccuracy or breach, any such representation or warranty of the Company that is qualified in scope as to materiality (including Company Material Adverse Effect) shall be deemed to be made or given without such qualification. There shall be no right of contribution from any Indemnified Party with respect to any Loss. The Escrow Agent may execute the Escrow Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.

                  (b) Threshold. No Indemnified Party may recover any Losses unless and until one or more Officer's Certificates identifying a Loss or Losses in excess of $250,000 in the aggregate (the "THRESHOLD AMOUNT") has or have been delivered to the Escrow Agent as provided in Section 7.2(e) hereof, in which case such Indemnified Party shall be entitled to recover all Losses (including the Threshold Amount) so identified to the extent then available in the Escrow Fund. Notwithstanding the foregoing, Parent shall be entitled to recover for, and the Threshold Amount shall not apply as a threshold to, any and all claims or payments made with respect to:

                           (i)      all Losses incurred pursuant to clause
(iii) or (iv) of Section 7.2(a) hereof;

                           (ii)     fraud, intentional misrepresentation or
willful misconduct;

                           (iii)    Section 2.19 (Brokers' and Finders' Fees);
or

                           (iv)     all severance amounts actually paid by
Parent as a result of the failure of the Company to obtain a Severance Agreement from each employee on the Severance List, as described in Section 5.19 (Severance).

                  (c) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., (California Time) on the Expiration Date (the "ESCROW PERIOD"); provided that the Escrow Period shall not terminate with respect to such amount (or some portion thereof), that is necessary in the reasonable judgment of Parent (subject to reduction as may be determined by arbitration of the matter as provided in Section 7.2(g) hereof in the event of the objection of the Stockholder Representative (as defined in Section 7.2(i) hereof) in the manner provided in Section 7.2(f) hereof) to satisfy any unsatisfied claims concerning facts and circumstances existing prior to the termination of such Escrow Period and to the extent specified in any Officer's Certificate (as defined below) delivered to the Escrow Agent prior to termination of such Escrow Period. As soon as all such claims have been resolved pursuant to the terms hereof, the Escrow Agent shall transfer to the Company Stockholder the remaining portion of the Escrow Fund, if any, not required to satisfy such claims.

                  (d)      Protection of Escrow Fund.

                           (i)      The Escrow Agent shall hold and safeguard
the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof. All income earned on the cash in the Escrow Fund, if any, shall become part of, and be held as an additional portion of the Escrow Fund in proportion to each Company Stockholder's original contribution to the Escrow Fund. For tax reporting and withholding purposes, all income earned on the cash in the Escrow Fund, if any, shall be treated as income earned by Parent and as payments of interest by Parent to the applicable Company Stockholders in proportion to each applicable stockholder's Pro Rata Portion, and shall be reported by the Escrow Agent as income to such applicable stockholders.

                           (ii)     Any shares of Parent Common Stock or other
equity securities issued or distributed by Parent (including shares issued upon a stock split) ("NEW SHARES") in respect of shares of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund as of the time of such issuance or distribution by Parent shall be added to the Escrow Fund and become a part thereof. Cash dividends on Parent Common Stock and New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund as of the time of such issuance or distribution by Parent shall not be added to the Escrow Fund but shall be distributed to the Company Stockholders in proportion to their respective original contribution to the Escrow Fund. All income earned on the cash in the Escrow Fund shall be distributed to the Company Stockholders to whose account the income has been credited not later than the earlier of January 31 of the year following the calendar year in which earned or the date of the last distribution to either the Company Stockholders or Parent of the cash in the Escrow Fund.

                           (iii)    Each Company Stockholder shall be entitled
to control the vote of the shares of Parent Common Stock contributed to the Escrow Fund by such Company Stockholder (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock), and the Escrow Agent in whose name the shares are held shall vote such shares on all matters as instructed by the respective stockholders in writing.

                  (e) Claims Upon Escrow Fund. Subject to Section 7.2(f) hereof, upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an "OFFICER'S CERTIFICATE"): (i) stating that an Indemnified Party has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such reasonably anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant or otherwise to which such item is related, the Escrow Agent shall, subject to the provisions of
Section 7.2(f) hereof, transfer to Parent out of the Escrow Fund, as promptly as practicable, funds held in the Escrow Fund in an amount equal to such Losses. With respect to each Company Stockholder, such payments from the Escrow Fund will be made by multiplying the amount of the aggregate payment from the Escrow Fund by such Company Stockholder's Pro Rata Portion and shall be allocated between the cash and stock contributed to the Escrow Fund attributable to such Company Stockholder in the ratio of the cash and stock originally deposited in the Escrow Account. If as a result of the operation of this provision the cash and shares deposited by a Company Stockholder is exhausted before that of any other Company Stockholder, the Pro Rata Portion shall be recalculated at the point of such exhaustion among those Company Stockholders having positive balances of cash and shares in the Escrow Fund (using the Pro Rata Portion but including in the denominator only the Merger Shares and Merger Cash originally issued as of the Effective Time to those Company Stockholders then having positive balances of shares and cash in the Escrow Fund), until the Escrow Cash and Escrow Shares deposited into the Escrow Fund by the next group of Company Stockholders is exhausted. Prior to any distribution of cash or stock from the Escrow Fund to Parent, the Company Stockholders or the Stockholder Representative, Parent and the Stockholder Representative shall deliver a certificate to the Escrow Agent showing the remaining balance of the amount of shares and cash deposited into the Escrow Fund by each Company Stockholder after giving effect to such distribution. Notwithstanding anything to the contrary, in no event shall Parent be entitled to receive distributions of cash and stock from the Escrow Fund having a value, on an aggregate cumulative basis, of more than $10,333,333. For purposes of determining the number of shares of Parent Common Stock to be delivered to Parent out of the Escrow Fund pursuant to this
Section 7.2(e), the shares of Parent Common Stock shall be valued at the average closing price of Parent Common Stock as reported on the Nasdaq National Market for the ten (10) trading days immediately preceding the receipt of the Officer's Certificate by the Escrow Agent.

                  (f) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Stockholder Representative and for a period of thirty
(30) days after such delivery, the Escrow Agent shall make no transfer to Parent of any Escrow Amounts pursuant to Section 7.2(e) hereof unless the Escrow Agent shall have received written authorization from the Stockholder Representative to make such transfer. After the expiration of such thirty (30) day period, the Escrow Agent shall transfer the funds from the Escrow Fund in accordance with
Section 7.2(e) hereof, provided that no such transfer may be made if the Stockholder Representative shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

                  (g)      Resolution of Conflicts; Arbitration.

                           (i)      In case the Stockholder Representative shall
object in writing to any claim or claims made in any Officer's Certificate as provided in Section 7.2(f) hereof, the Stockholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute funds from the Escrow Fund in accordance with the terms thereof.

                           (ii)     If no such agreement can be reached after
good faith negotiation, either Parent or the Stockholder Representative may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Parent and the Stockholder Representative shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys fees and costs, to the extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.2(f) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.

                           (iii)    Judgment upon any award rendered by the
arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County, California under the rules then in effect of the American Arbitration Association. The non-prevailing party to an arbitration (as determined by the arbitrator) shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration, and the expenses, including without limitation, reasonable attorneys fees and costs, incurred by the other party to the arbitration. In any arbitration where the Stockholder Representative is the non-prevailing party, all such expenses, fees and costs shall be paid out of the Escrow Amount after all distributions to Parent are made in satisfaction of any such claims and prior to any distribution to the Company Stockholders.

                  (h) Third-Party Claims. In the event Parent becomes aware of a third-party claim that Parent reasonably believes may result in a demand against the Escrow Fund, Parent shall notify the Stockholder Representative of such claim, and the Stockholder Representative shall be entitled, at its expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to control the defense of all such claims and to settle any such claim; provided, however, that no settlement of any such claim with third-party claimants shall alone be determinative of the amount of any claim against the Escrow Fund, except with the consent of the Stockholder Representative. In the event that the Stockholder Representative has consented to any such settlement and acknowledged that the claim is a valid claim against the Escrow Fund, the Stockholder Representative shall be deemed to have agreed to the claim by Parent against the Escrow Fund in an amount equal to such settlement.

                  (i)      Stockholder Representative; Power of Attorney.

                           (i)      In the event that the Merger is approved,
effective upon such vote, and without further act of any stockholder, Pete Sinclair shall be appointed as agent and attorney-in-fact (the "STOCKHOLDER REPRESENTATIVE") for each Company Stockholder (except such stockholders, if any, as shall have exercised their dissenters' rights under Delaware Law), for and on behalf of the Company Stockholders, to give and receive notices and communications, to authorize delivery to Parent of cash and stock from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Stockholder Representative for the accomplishment of the foregoing. Such agency may be changed by the Company Stockholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided that the Stockholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Stockholder Representative may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive compensation for his or her services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the Company Stockholders.

                           (ii)     The Stockholder Representative shall not be
liable for any act done or omitted hereunder as Stockholder Representative in good faith, absent gross negligence. The Company Stockholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative. All other reasonable expenses incurred by the Stockholder Representative shall be paid out of the Escrow Amount after all distributions to Parent are made in satisfaction of any claims on the Escrow Fund and prior to any distribution to the Company Stockholders.

                  (j) Actions of the Stockholder Representative. A decision, act, consent or instruction of the Stockholder Representative shall constitute a decision of all the stockholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such stockholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of each such stockholder of the Company. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

                  (k)      Escrow Agent's Duties.

                           (i)      The Escrow Agent shall be obligated only for
the performance of such duties as are specifically set forth herein, and as set forth in the Escrow Agreement and any additional written escrow instructions that the Escrow Agent may receive after the date of this Agreement that are signed by an officer of Parent and the Stockholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith, provided that the Escrow Agent has exercised reasonable care in the selection of such counsel.

                           (ii)     The Escrow Agent is hereby expressly
authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law or the arbitrators, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court or the arbitrators. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                           (iii)    The Escrow Agent shall not be liable in any
respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder absent gross negligence or willful misconduct.

                           (iv)     The Escrow Agent shall not be liable for the
expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent absent gross negligence or willful misconduct.

                           (v)      In performing any duties under the
Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with the legal counsel in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel provided that the Escrow Agent has exercised reasonable care in the selection of such counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

                           (vi)     If any controversy arises between the
parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and funds held in escrow and may wait for settlement of any such controversy by final appropriate legal proceedings. In such event, the Escrow Agent will not be liable for damage.

         Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and funds held in escrow, except all cost, expenses, charges and reasonable attorneys fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liabilities imposed by the terms of this Agreement.

                           (vii)    The parties and their respective successors
and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, attorneys fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter.

                           (viii)   The Escrow Agent may resign at any time upon
giving at least thirty (30) days written notice to Parent and the Stockholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent, which shall be accomplished as follows: Parent and the Stockholder Representative shall use their best efforts to mutually agree on a successor escrow agent within thirty
(30) days after receiving such notice. If Parent and the Stockholder Representative fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall be discharged from any further duties and liability under this Agreement.

                  (l) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated by Parent for such extraordinary services and reimbursed for all costs, attorneys fees, and expenses occasioned by such default, delay, controversy or litigation.

                  (m) Escrow as the Sole Remedy. The Escrow Fund shall be the sole and exclusive source of satisfaction of any claim made by the Indemnified Parties for any Losses resulting from the matters set forth in this
Article VII; provided that the remedy of an Indemnified Party for Losses resulting from:

                           (i)      all Losses incurred pursuant to clause (iv)
and (v) of Section 7.2(a) hereof;

                           (ii)     fraud, intentional misrepresentation or
willful misconduct; or

                           (iii)    any breach or inaccuracy of a representation
or warranty contained in Sections 2.2(a) and 2.2(b) (Company Capital Structure) or Section 2.12 (Intellectual Property);

shall, when added to all other amounts the Company Stockholders are obligated to pay in respect of the indemnification obligations under this Agreement, equal the Merger Consideration; and provided further that the liability of any Company Stockholder for the indemnification obligations arising from the matters described in subsection (iii) above shall be limited to an amount which, when added to all other amounts such Company Stockholder is obligated to pay in respect of the indemnification obligations under this Agreement, is equal to the Merger Consideration received by such Stockholder in the Merger. The liability of any Company Stockholder for the indemnification obligations arising from any breach or inaccuracy of a representation or warranty contained in Section 2.9
(Tax) or Section 2.20 (Employee Matters and Benefit Plans) shall be limited to an amount which, when added to all other amounts the Company Stockholder is obligated to pay in respect of the indemnification obligations under this Agreement, is equal to such Company Stockholder's Pro Rata Portion (including both Merger Cash and Merger Shares) of the Escrow Amount. Notwithstanding anything to the contrary herein, in no event shall the liability of any Company Stockholder who holds less than 1.5% of the Company Capital Stock prior to the Merger for the indemnification obligations under this Agreement exceed such Company Stockholder's Pro Rata Portion (including both Merger Cash and Merger Shares) of the Escrow Amount.

         Nothing herein shall limit any remedy of an Indemnified Party for Losses resulting from any breach of any representation, warranty or covenant if the Merger does not close.

         Notwithstanding anything contained herein to the contrary, nothing shall prohibit Parent from seeking and obtaining recourse against the Company Stockholders, or any of them, in the event that Parent issues to the Company Stockholders, or any of them, more than the Total Merger Consideration to which such stockholder is entitled pursuant to Article I of this Agreement.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         8.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the Company Stockholders:

                  (a)      by mutual written consent of the Company and Parent;

                  (b) by either the Company or Parent if: (i) the Effective Time has not occurred by October 31, 2003 which date shall be extended to February 29, 2004 if the Effective Time shall not have occurred as a result of a failure to satisfy the conditions set forth in Section 6.1(c) or Section 6.3(n) (provided that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

                  (c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

                  (d) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental

Entity, which would: (i) prohibit Parent's or the Company's ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate, as a result of the Merger, any portion of the business or assets of the Company or Parent;

                  (e) by Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not then be satisfied; provided that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable efforts, then Company may only terminate this Agreement under this Section 8.1(e) if the breach is not cured within ten (10) days following the date of written notice from Company of such breach (but no cure period shall be required for a breach which by its nature cannot be cured);

                  (f) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in
Section 6.3(a) or Section 6.3(b) would not then be satisfied; provided, that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company through the exercise of its commercially reasonable efforts, then Parent may only terminate this Agreement under this
Section 8.1(f) if the breach is not cured within ten (10) days following the date of written notice from Parent of such breach (but no cure period shall be required for a breach which by its nature cannot be cured);

                  (g) by Parent, if a Company Material Adverse Effect shall have occurred after the date of this Agreement, and such Company Material Adverse Effect has not been cured within ten (10) days; provided, however, that no cure period shall be required for a Company Material Adverse Effect which by its nature cannot be cured; or

                  (h) by Parent, if Company has failed to deliver within one (1) day following the execution of this Agreement the Written Consent executed by those Company Stockholders representing the Company Stockholder Approval as described in Section 5.1 hereof.

         Where action is taken to terminate this Agreement pursuant to this
Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

         8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors, employees, agents, consultants, representatives or stockholders; provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that the provisions of

Sections 5.5, 5.6, 5.7 and Article VIII of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

         8.3 Amendment. Except as is otherwise required by applicable law after the Company Stockholders approve this Agreement, this Agreement may be amended by the parties hereto at any time only by execution of an instrument in writing signed on behalf of each of the parties hereto.

         8.4 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         9.1 Notices. All notices and other communications hereunder shall be in writing, shall be effective when received, and shall in any event be deemed to have been received (a) when delivered, if delivered personally or by commercial delivery service, (b) three (3) business days after deposit with U.S. Mail, if mailed by registered or certified mail (return receipt requested), (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier for next day delivery (or two (2) business days after such deposit if deposited for second business day delivery), if delivered by such means, or (d) one (1) business day after delivery by facsimile transmission with copy by U.S. Mail, if sent via facsimile plus mail copy (with acknowledgment of complete transmission), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to Parent or Merger Sub, to:

                           Informatica Corporation
                           2100 Seaport Boulevard
                           Redwood City, California 94063
                           Attention: Peter McGoff, General Counsel
                           Telephone No.: (650) 385-5244
                           Facsimile No.: (650) 385-4424
                           with a copy to:

                           Wilson Sonsini Goodrich & Rosati
                           650 Page Mill Road
                           Palo Alto, California 94304-1050
                           Attention:   Mark A. Bertelsen, Esq.
                                        Jose F. Macias, Esq.
                           Telephone No.:  (650) 493-9300
                           Facsimile No.:  (650) 496-4367

                           Wilson Sonsini Goodrich & Rosati
                           One Market
                           Spear Tower, Suite 3300
                           San Francisco, California 94105
                           Attention: Michael S. Dorf, Esq.
                           Telephone No.: (415) 947-2000
                           Facsimile No.: (415) 947-2099

                  (b)      if to the Company, to:

                           Striva Corporation
                           100 Enterprise Way
                           Scotts Valley, California 95066
                           Attention: Michael Pliner, Chief Executive Officer Telephone No.: (831) 438-8300
                           Facsimile No.: (831) 438-1990

                           with a copy to:

                           GCA Law Partners LLP
                           1891 Landings Drive
                           Mountain View, California 94043
                           Attention: Adele Freedman
                           Telephone No.: (650) 428-3900
                           Facsimile No.: (650) 428-3901

         9.2 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "AGREEMENT" when used herein shall be deemed in each case to mean any contract, commitment or other agreement, whether oral or written, that is legally binding. The word "PERSON" or "PERSONS" when used herein shall be deemed in each case to mean any individual, partnership, corporation (including a business trust), joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

         The term "COMPANY MATERIAL ADVERSE EFFECT" means any change, event or effect that, individually or when taken together with all other such changes, events or effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to be materially adverse to (a) the business, assets (including intangible assets), liabilities, condition (financial or otherwise), results of operations, capitalization or prospects of the Company or any of its subsidiaries (except to the extent that any such change, event or effect is attributable to or results from (w) the direct effect of the public announcement or pendency of the transactions contemplated hereby on current or prospective customers or revenues of the Company, (x) changes in general economic conditions or changes affecting the industry generally in which the Company operates) or (b) the Company's ability to consummate the transactions contemplated by this Agreement.

         The term "KNOWLEDGE", or any analogous expression relating to the knowledge of the Company, means the actual knowledge of such matter of (a) any member of the Board of Directors of the Company or any of its subsidiaries, (b) any officer of the Company or any of its subsidiaries, (c) any director-level employee of the Company or any of its subsidiaries, and (d) all knowledge that was or would reasonably be expected to have been obtained by inquiry by such persons of those employees who have managerial responsibility for the relevant subject matter (which employees shall be deemed to have actual knowledge of all books and records to which he or she has reasonable access).

         The term "LIMITED" shall mean Striva Technology Limited, a subsidiary of the Company incorporated in the United Kingdom with registered number 03601980.

         The term "LIMITED ACCOUNTS" shall mean the balance sheet or Limited as at the Limited Accounts Date and the profit and loss account of Limited for the year ended on the Limited Accounts Date, including all documents required by law to be annexed to them.

         The term "LIMITED ACCOUNTS DATE" shall mean 31 December 2002.

         9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         9.4 Entire Agreement. This Agreement, the Disclosure Schedule, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that Section 5.5 shall continue in full force and effect until the

Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder.

         9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         9.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

         9.7 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof; provided that issues involving the corporate governance of any of the parties hereto shall be governed by their respective jurisdictions of incorporation. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court within the State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, other than issues involving the corporate governance of any of the parties hereto, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection that they might otherwise have to such jurisdiction and such process.

         9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         9.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         9.11 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, partner of any party hereto or any other person or entity unless specifically provided otherwise herein.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized respective officers as of the date first written above.

                                        INFORMATICA CORPORATION

                                        By:   /s/  Earl E. Fry
                                           -------------------------------------

                                        Name:   Earl E. Fry

                                        Title:  Executive Vice President, Chief
                                        Financial Officer and Secretary

                                        STOPWATCH ACQUISITION CORPORATION

                                        By:   /s/  Earl E. Fry
                                           -------------------------------------

                                        Name:   Earl E. Fry

                                        Title:   Chief Financial Officer

                                        STRIVA CORPORATION

                                        By:   /s/  Michael S. Pliner
                                           -------------------------------------

                                        Name:   Michael S. Pliner

                                        Title:   Chief Executive Officer

                                        STOCKHOLDER REPRESENTATIVE

                                        By:   /s/  Peter A. Sinclair
                                           -------------------------------------

                                        Name:   Peter A. Sinclair

                                        Title:
                                              ----------------------------------

              [SIGNATURE PAGE TO THE AGREEMENT AND PLAN OF MERGER]